Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ENTERPRISE FINANCIAL SERVICES CORP,

ENTERPRISE BANK & TRUST,

TRINITY CAPITAL CORPORATION

and

LOS ALAMOS NATIONAL BANK

Dated as of November 1, 2018

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ARTICLE 6.
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01	Conditions to Obligations of the Parties to Effect the Merger	79
Section 6.02	Conditions to Obligations of Company	80
Section 6.03	Conditions to Obligations of Parent	81
Section 6.04	Frustration of Closing Conditions	81

ARTICLE 7.
TERMINATION
Section 7.01	Termination	82
Section 7.02	Termination Fee; Liquidated Damages	85
Section 7.03	Effect of Termination	86

ARTICLE 8.
DEFINITIONS
Section 8.01	Definitions	87

ARTICLE 9.
MISCELLANEOUS
Section 9.01	Survival	101
Section 9.02	Waiver; Amendment	101
Section 9.03	Governing Law; Waiver of Right to Trial by Jury; Process Agent	101
Section 9.04	Expenses	101
Section 9.05	Notices	102
Section 9.06	Entire Understanding; No Third Party Beneficiaries	102
Section 9.07	Severability	102
Section 9.08	Enforcement of the Agreement; Jurisdiction	103
Section 9.09	Interpretation	103
Section 9.10	Assignment	104
Section 9.11	Counterparts	104
Section 9.12	Disclosure Schedules	104

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Plan of Bank Merger

SCHEDULES

Schedule 1	Company Disclosure Schedule
Schedule 2	Parent Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of November 1, 2018, by and among Enterprise Financial Services Corp, a Delaware corporation (“Parent”), Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of Parent (“Parent Bank”), Trinity Capital Corporation, a New Mexico corporation (“Company”), and Los Alamos National Bank, a national banking association and wholly-owned subsidiary of Company (“Company Bank”).
W I T N E S S E T H:
WHEREAS, the respective boards of directors of each of Parent and Company have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are fair to and in the best interests of their respective entities and shareholders; and (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies;
WHEREAS, in accordance with the terms, and subject to the conditions, of this Agreement, (i) Company will merge with and into Parent, with Parent as the surviving entity (the “Merger”), and thereafter (ii) Company Bank will merge with and into Parent Bank, with Parent Bank as the surviving entity (the “Bank Merger”);
WHEREAS, for federal income Tax purposes, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code (a “368 Reorganization”) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations;
WHEREAS, as a material inducement and as additional consideration to Parent to enter into this Agreement, each of the directors and certain officers of Company and principal holders of the Company Common Stock, solely in their capacity as shareholders of Company, have entered into a voting agreement with Parent dated as of the date hereof, the form of which is attached hereto as Exhibit A (collectively, the “Voting Agreements”), pursuant to which each such Person has agreed, among other things, to vote all shares of Company Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement and the Voting Agreements;
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto; and
WHEREAS, the parties desire that capitalized terms used herein shall have the definitions ascribed to such terms when they are first used herein or as otherwise specified in Article 8 hereof.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.
THE MERGER
Section 1.01    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Parent in accordance with the DGCL and the NMBCA. Upon consummation of the Merger, at the Effective Time the separate corporate existence of Company shall cease and Parent shall survive and continue to exist as a corporation incorporated under the laws of the State of Delaware (Parent, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).
Section 1.02    Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Surviving Entity upon consummation of the Merger at the Effective Time shall be the certificate of incorporation and bylaws of Parent as in effect immediately prior to the Effective Time.
Section 1.03    Directors and Officers of Surviving Entity.
(a)    Subject to the provisions of Section 1.03(b), the directors and officers of Parent immediately prior to the Effective Time shall, from and after the Effective Time, serve as directors and officers of the Surviving Entity.
(b)    Subject to compliance with applicable Law (including, to the extent applicable, the continued listing requirements of NASDAQ), prior to the Effective Time, Parent shall use Commercially Reasonable Efforts to take all necessary corporate or other action so that from and after the Effective Time, at the election of Parent, either (i) the size of the board of directors of Parent (the “Board of Parent”) is increased by two members, (ii) the size of the Board of Parent is increased by one member and one of the then incumbent directors resigns from the Board of Parent, or (iii) two of the then incumbent directors resign from the Board of Parent, and in either case two members of the Company Board who are independent with respect to Parent for purposes of the listing requirements of NASDAQ, selected by mutual agreement of Company and Parent (the “Company Directors”), are elected or appointed to the Board of Parent to fill the vacancies on the Board of Parent created by such increase or resignation, as applicable. Parent, through the Board of Parent and subject to the Board of Parent’s fiduciary duties to the shareholders of Parent, shall take all necessary action to nominate the Company Directors for election to the Board of Parent in the proxy statement relating to the first annual meeting of the shareholders of Parent following the Closing. Until the Effective Time, the Company shall cause the Company Board to maintain at least two directors who are members of the Company Board on the date of this Agreement and who are independent with respect to Parent for purposes of the listing requirements of NASDAQ.
Section 1.04    Bank Merger.
(a)    At such time following the Effective Time as Parent may determine, Company Bank will be merged with and into Parent Bank upon the terms and with the effect set forth in the Plan of Bank Merger, the form of which is attached hereto as Exhibit B.

(b)    Subject to the provisions of Section 1.04(c), the directors and officers of Parent Bank immediately prior to the effective time of the Bank Merger shall, from and after such effective time, serve as directors and officers of the Surviving Bank.
(c)    Subject to compliance with applicable Law, prior to the effective time of the Bank Merger, Parent Bank shall use Commercially Reasonable Efforts to take all necessary corporate or other action so that from and after the effective time of the Bank Merger, at the election of Parent Bank, either (i) the size of the board of directors of Parent Bank (the “Board of Parent Bank”) is increased by one member or (ii) one of the then incumbent directors resigns from the Board of Parent Bank, and in either case one member of the Company Board, selected by mutual agreement of Company and Parent (the “Bank Director”), is elected or appointed to the Board of Parent Bank to fill the vacancy on the Board of Parent Bank created by such increase or resignation, as applicable. Parent Bank, through the Board of Parent Bank and subject to the Board of Parent Bank’s fiduciary duties to its sole shareholder, shall take all necessary action to nominate the Bank Director for election to the Board of Parent Bank as promptly as practicable following the Closing.
Section 1.05    Effective Time; Closing.
(a)    Subject to the terms and conditions of this Agreement, Parent and Company will make all such filings as may be required by applicable Laws to consummate the Merger. The Merger shall become effective upon filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware on the Closing Date, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the “Effective Time”).
(b)    The Bank Merger shall become effective as set forth in the Plan of Bank Merger. Company Bank shall execute such certificates or articles of combination and such other documents and certificates as may be reasonably requested by Parent to effectuate the Bank Merger.
(c)    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on such date and at such time as Parent and Company mutually agree, which such date shall be no later than fifteen (15) days after all of the conditions to the Closing set forth in Article 6 (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof (such date, the “Closing Date”) remotely via the electronic exchange of documentation between the parties (via electronic transmission or other similar means for exchanging documentation), or at such place as Parent and Company may mutually agree.
Section 1.06    Additional Actions. If, at any time after the Effective Time, Parent shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Company and Company Subsidiaries shall be deemed to have granted to Parent an irrevocable power of attorney to execute and deliver, in its official corporate capacity, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Parent are authorized in the name of Company, Company Bank and their respective Subsidiaries to take any and all such action.

Section 1.07    Reservation of Right to Revise Structure. At Parent’s election, without the approval of Company, the business combination contemplated by this Agreement may alternatively be structured so that (i) Company is merged with and into any other direct or indirect wholly-owned subsidiary of Parent, (ii) any direct or indirect wholly-owned Subsidiary of Parent is merged with and into Company, (iii) Company Bank is merged with and into any other direct or indirect wholly-owned Subsidiary of Parent Bank, (iv) any direct or indirect wholly-owned subsidiary of Parent Bank is merged with and into Company Bank, or (v) the Bank Merger is delayed or abandoned and each of Company Bank and Parent Bank continue to operate as separate banking Subsidiaries of Parent; provided, however, that no such change shall (i) alter or change the Merger Consideration, (ii) impede or delay consummation of the Merger (including any Closing Regulatory Approval), (iii) adversely or alter or change the federal income Tax treatment of holders of Company Stock in connection with the Merger from what such treatment would have been absent such change (including, but not limited to, any such change that would result in the Merger failing to qualify as a “reorganization” within the meaning of Section 368(a)(1)(a) of the Code), (iv) require submission to or approval of Company’s shareholders after the plan of merger set forth in this Agreement has been approved by Company’s shareholders, or (v) otherwise adversely affect Company, Company Bank or any shareholder of Company in any material respect. In the event that Parent elects to make such a change, the parties agree to execute appropriate documents reasonably requested to reflect the change.

ARTICLE 2.
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Parent, Company, or any shareholder of Company:
(a)    Each share of Parent Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.
(b)    Each share of Company Common Stock owned directly by Parent, Company or any of their respective Subsidiaries, as treasury stock or otherwise (other than shares in trust accounts, managed accounts and the like for the benefit of customers), immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.
(c)    Subject to the other provisions of this Article 2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock to be cancelled pursuant to Section 2.01(b) and Dissenting Shares) shall be converted into the right to receive (i) the Per Share Cash Consideration and (ii) 0.1972 (the “Exchange Ratio”) shares of Parent Common Stock (the “Per Share Stock Consideration” and, together with the Per Share Cash Consideration, the “Merger Consideration”).

Section 2.02    Cancellation of Company Stock. After the Effective Time, all shares of Company Common Stock shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, except as to Dissenting Shares, and shall thereafter represent only the right to receive the Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 2.04 and any dividends and other distributions pursuant to Section 2.08(d)) and each holder of a Certificate or a Book-Entry Share will cease to have any rights with respect thereto, except the right to receive the Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 2.04 and any dividends and other distributions pursuant to Section 2.08(d)).
Section 2.03    Stock-Based Awards.
(a)    Unless otherwise noted, the provisions of this Section 2.03 pertain to all restricted stock units and other stock-based awards granted by Company, including but not limited to awards granted under the Company Stock Plans, issued and outstanding immediately prior to the Effective Time (collectively, the “Company Stock Awards”).
(b)    Parent and Company shall take all actions necessary so that, at the Effective Time,
(i)    each Company Stock Award that is unvested immediately prior to the Effective Time and will not vest at the Effective Time pursuant to its terms (the “Assumed Stock Awards”) shall be converted into an award consisting of that number of restricted stock units of Parent Common Stock equal to the sum of (x) the product of (A) the number of shares of Company Stock subject to such Assumed Stock Award and (B) the Per Share Stock Consideration and (y) the product of (A) the number of shares of Company Stock subject to such Assumed Stock Award and (B) the quotient obtained by dividing (i) the Per Share Cash Consideration, by (ii) the Average VWAP as of the Closing Date (such sum rounded down to the nearest whole share);
(ii)    the Assumed Stock Awards shall have the same vesting schedule (including any acceleration of vesting as provided in the Company Stock Plan and any applicable award agreement evidencing such grant) as the Company Stock Award and otherwise shall have the same terms and conditions as such Company Stock Award; provided, that Parent shall convert Company Stock Awards into Assumed Stock Awards in such a manner as to ensure that the Assumed Stock Awards are not subject to, or are compliant with, Section 409A of the Code as a result of the assumption and conversion; and
(iii)    each Company Stock Award that is unsettled or unvested immediately prior to the Effective Time and will vest at the Effective Time pursuant to its terms shall vest and be free of any restrictions and be exchanged for the Merger Consideration.
Section 2.04    Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share (rounded to the nearest one hundredth of a share) by the Average VWAP as of the Closing Date.
Section 2.05    Plan of Reorganization. It is intended that the Merger shall constitute a 368 Reorganization, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use Commercially Reasonable Efforts to cause the Merger to qualify as a 368 Reorganization.
Section 2.06    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of the Merger or consented thereto in writing and who has complied with the applicable provisions of the NMBCA (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a shareholder who has properly exercised such appraisal rights shall not have any rights of a shareholder of Company or the Surviving Entity with respect to shares of Company Stock, except those provided under applicable provisions of the NMBCA (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). A Dissenting Shareholder shall be entitled to receive payment of the appraised value of each share of Company Stock in accordance with the applicable provisions of the NMBCA, unless, after the Effective Time, such shareholder fails to perfect or withdraws or loses the right to appraisal, in which case such shares of Company Stock shall be converted into and represent only the right to receive the Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 2.04 and any dividends and other distributions pursuant to Section 2.08(d)) for such shares, without interest thereon, upon surrender of the shareholder’s Certificates pursuant to Section 2.08. Parent shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands for appraisal. Company shall not, except with the prior written consent of Parent, voluntarily make, or offer to make, any payment with respect to, or settle or offer to settle, any such demand for appraisal. Company shall not waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the NMBCA. Any payments made in respect of Dissenting Shares shall be made by Parent as the Surviving Entity.
Section 2.07    Deposit of Merger Consideration.
(a)    At or before the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent (i) stock certificates or, at Parent’s option, evidence of shares in book entry form, representing the number of shares of Parent Common Stock sufficient to issue the Aggregate Stock Consideration, and (ii) an aggregate amount of cash sufficient to pay (A) the Aggregate Cash Consideration, plus (B) any cash payable in lieu of fractional shares pursuant to

Section 2.04 and any dividends and other distributions payable pursuant to Section 2.08(d) (collectively, the “Exchange Fund”), and Parent shall instruct the Exchange Agent to timely pay the Merger Consideration in accordance with the terms of this Agreement.
(b)    Any portion of the Exchange Fund that remains unclaimed as of the first anniversary of the Closing Date (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any former shareholders of Company who have not theretofore complied with Section 2.08 shall thereafter look only to Parent for payment of the Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 2.04 and dividends and other distributions pursuant to Section 2.08(d)), in each case without any interest thereon. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of Company Common Stock represented by any Certificate or Book-Entry Share for any Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 2.04 and dividends and other distributions pursuant to Section 2.08(d)) which is paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.
Section 2.08    Exchange Procedures.
(a)    Parent shall cause the Exchange Agent, as soon as practicable after the Effective Time but in no event later than ten (10) days thereafter, to mail to each holder of a Certificate and each holder of a Book-Entry Share(s), (i) a letter of transmittal (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration. The Letter of Transmittal shall be subject to the approval of Company (which shall not be unreasonably withheld, conditioned or delayed).
(b)    Upon surrender to the Exchange Agent of a Certificate or Book-Entry Share(s), together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Share(s) shall be entitled to receive in exchange therefor (i) a certificate (or evidence of shares in book-entry form, as applicable) representing the number of shares of Parent Common Stock that such holder is entitled to receive pursuant to the provisions of this Article 2, and (ii) a check in the amount (after giving effect of any Tax withholding as provided in Section 2.08(e)) equal to (A) the cash consideration such holder is entitled to receive pursuant to the provisions of Section 2.01(c), plus (B) the amount of any cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.04, plus

(C) any dividends and other distributions that such holder has the right to receive pursuant to Section 2.08(d). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.08(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 2.04 and dividends and other distributions pursuant to Section 2.08(d)).
(c)    In the event a transfer of ownership of a Certificate is not registered in the stock transfer records of Company, the Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 2.04 and dividends and other distributions pursuant to Section 2.08(d)) payable with respect to such Certificate shall be issued or paid to a Person other than the Person in whose name the Certificate is registered if (i) such Certificate shall be properly endorsed or otherwise be in proper form for transfer, (ii) the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish, to the reasonable satisfaction of Parent, that such Tax has been paid or is not applicable, and (iii) the Person requesting such payment or issuance shall have complied with the provisions of the Letter of Transmittal. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Parent and Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 2.04 and dividends and other distributions pursuant to Section 2.08(d)) represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(d)    If a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, such declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate or Book-Entry Shares are surrendered for exchange in accordance with this Article 2. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Shares and the issuance of Parent Common Stock in exchange therefor, there shall be paid to the holder of such Parent Common Stock, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time but prior to such surrender payable with respect to such Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
(e)    Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to such holder of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent, as applicable.
Section 2.09    Anti-Dilution Provisions. In the event that before the Effective Time Parent changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, exchange or similar transaction with respect to the outstanding Parent Common Stock, the Merger Consideration will be appropriately and proportionately adjusted to provide the holders of Company Common Stock and Company Stock Awards the same economic effect as contemplated by this Agreement based on the shares of Parent Common Stock issued and outstanding prior to such event; provided, that for the avoidance of doubt, no such adjustment shall be made with regard to the Parent Common Stock if (a) Parent repurchases outstanding shares of Parent Common Stock, (b) Parent issues additional shares of Parent Common Stock and receives consideration for such shares in a bona fide third party transaction, or (c) Parent issues employee or director stock options, restricted stock awards, grants or similar equity awards or Parent issues Parent Common Stock upon exercise or vesting of any such options, grants or awards.
Section 2.10    Lost, Stolen, or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK
Section 3.01    Making of Representations and Warranties.
(a)    On or prior to the date hereof, Company and Company Bank have delivered to Parent a schedule (the “Company Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, setting forth items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 3 or to one or more of Company’s or Company Bank’s covenants contained in Article 5; provided, however, that (i) nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail and (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.
(b)    Except as set forth in (i) the Company Reports filed prior to the date hereof and (ii) the Company Disclosure Schedule (subject to Section 9.12), Company and Company Bank hereby represent and warrant to Parent as follows in this Article 3.
(c)    Notwithstanding any other provision in this Article 3 to the contrary, any representations or warranties of Company Bank shall be made on behalf of Company Bank, and where applicable, Company Bank’s wholly-owned subsidiaries, and not on behalf of Company or any of Company’s subsidiaries, or of any Affiliate of Company or of Company Bank. Further, the representations and warranties of Company Bank in this Article 3 shall be limited solely with respect to Company Bank, and where applicable, Company Bank’s wholly-owned subsidiaries, to the extent necessary if (i) a Governmental Authority having jurisdiction over Company Bank by written communication addressed to Company Bank or its board of directors informs Company Bank or its board of directors that such Governmental Authority has determined that any obligation of Company Bank resulting from such representations or warranties violates Sections 23A or 23B of the Federal Reserve Act, as amended, or another law, rule, regulation or policy applicable to Company Bank or Company, (ii) a Governmental Authority notifies Company Bank that such representations or warranties, or the obligations resulting therefrom, would result in an adverse impact on Company Bank’s examination ratings or (iii) such representations or warranties, or the obligations resulting therefrom, would give rise to civil money penalties or other sanctions.
Section 3.02    Organization, Standing and Authority.
(a)    Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New Mexico, and is duly registered as a bank holding company under the BHC Act, and has not elected to be a treated as a financial holding company under the GLB Act. Company has full corporate power and authority to carry on its business as now being conducted and to own, lease and operate the properties and assets now owned and being operated by it. Company is duly licensed, registered or qualified to do business in each jurisdiction in which its ownership or leasing of property and assets or the nature of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Company, and all such licenses, registrations and qualifications are in full force and effect in all material respects.
(b)    Company Bank is a national bank, chartered by the OCC, subject to regulation by the OCC. Company Bank has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. Company Bank is duly licensed, registered or qualified to do business in the State of New Mexico and each other jurisdiction where its ownership or leasing of property and assets or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Company Bank, and all such licenses, registrations and qualifications, where applicable, are in full force and effect in all material respects.
(c)    The minute books of Company and each Company Subsidiary (including Company Bank) accurately record in all material respects all corporate actions of its equityholders and board of directors, board of managers, trustees or similar governing body (including any committees with respect thereto), in accordance with the normal business practice of Company or such Company Subsidiary.
(d)    Company and Company Bank have delivered or otherwise made available to Parent true, correct and complete copies of the articles of incorporation and bylaws of Company, and all similar organizational and governing documents of each Company Subsidiary (including Company Bank), each as amended to date and in effect as of the date hereof. None of Company, Company Bank or any other Company Subsidiary is in violation in any material respect of any of the terms of its articles of incorporation, bylaws, or similar organizational or governing documents.
Section 3.03    Capital Stock.
(a)    The authorized capital stock of Company consists solely of (i) 20,000,000 shares of Company Voting Common Stock, of which, as of the date of this Agreement, 11,660,491 shares are issued and outstanding and no shares are held in treasury, (ii) 20,000,000 shares of Company Non-Voting Common Stock, of which, as of the date of this Agreement, 8,044,292 shares are issued and outstanding and no shares are held in treasury, and (iii) 1,000,000 shares of preferred stock, no par value per share (the “Company Preferred Stock” and together with the Company Common Stock, the “Company Stock”), of which, as of the date of this Agreement, none are issued and outstanding. As of the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance, except for 252,952 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Plans in connection with currently outstanding Company Stock Awards. The ownership table set forth on Section 3.03(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the security holders of Company as of the date of this Agreement, showing the number of shares of Company Common Stock and any other securities of Company held by each such security holder, and in the case of options, warrants and other exercisable securities, the grant and vesting dates thereof, the exercise price thereof and the number and type of securities issuable thereunder, and, in the case of restricted stock units, the grant and vesting dates thereof and the number and type of securities issuable upon vesting thereunder.
(b)    No Company Subsidiary owns any shares of Company Stock. The outstanding shares of Company Common Stock are, and all Company Common Stock reserved for issuance as noted in Section 3.03(a) above shall be when issued, duly authorized, validly issued, fully paid and non-assessable, and are not subject to, and have not been or will not be issued in violation of, any preemptive or similar rights of any Company shareholder. All shares of Company Common Stock issued and outstanding have been issued in compliance in all material respects with and not in violation of any applicable federal or state securities Laws. The Closing Date Share Certification will accurately set forth the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(c)    Except for the Company Stock Awards, as of the date of this Agreement there are no options, warrants or other similar rights, convertible or exchangeable securities, restricted shares, restricted stock units, “phantom stock” rights, stock appreciation rights, stock based performance units or Contracts to which Company or any Company Subsidiary is a party, in each case of any character relating to the issued or unissued capital stock or other securities of Company or any Company Subsidiary or obligating Company or any Company Subsidiary to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any Company Subsidiary. As of the date of this Agreement, there are no obligations, contingent or otherwise, of Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Stock or capital stock of any Company Subsidiary or any other securities of Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary. There are no Contracts with respect to the voting of Company Stock to which Company or any Company Subsidiary is a party and, to the Knowledge of Company, except for the Voting Agreements, no such Contracts between any Persons exist. There are no other Contracts under which Company is obligated to register the sale of any of its securities under the Securities Act. Since June 30, 2018 through the date of this Agreement, the Company has not (i) issued or repurchased any shares of Company Common Stock, or other equity securities of the Company or (ii) issued or awarded any Company Stock Awards.
(d)    Section 3.03(d) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of (i) the number of shares of Company Common Stock subject to outstanding Company Stock Awards and the number of shares of Company Common Stock reserved for future issuance for the Company Stock Awards; (ii) all outstanding Company Stock Awards, indicating with respect to each such award the name of the holder thereof, the grant or issue date, the number of shares of Company Common Stock subject to such award and, to the extent applicable, the exercise price, expiration date and vesting schedule. Company has provided or made available to Parent complete and accurate copies of the Company Stock Plans and the forms of all award agreements related thereto.
(e)    The stock ledgers and the stock transfer books of Company and each Company Subsidiary are complete and correct in all material respects.
Section 3.04    Subsidiaries.
(a)    Section 3.04(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Subsidiaries, including the jurisdiction of organization and all jurisdictions in which such Subsidiary is qualified to do business. (i) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Company Subsidiary, (ii) no equity securities of any Company Subsidiary are, or may become, required to be issued (other than to Company) by reason of any Contractual right or otherwise, (iii) there are no Contracts by which any Company Subsidiary is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Company Subsidiary), (iv) there are no Contracts relating to Company’s rights to vote or to dispose of the equity securities of any Company Subsidiary, (v) all of the equity securities of each Company Subsidiary are held by Company, directly or indirectly, are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Company Subsidiary that are owned, directly or indirectly, by Company or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.
(b)    Neither Company nor any Company Subsidiary, owns, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. § 1813(c)(1)), credit union, savings and loan holding company, bank holding company, insurance company, mortgage or loan broker or any other financial institution, other than Company Bank. Neither Company nor any Company Subsidiary beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
(c)    Each Company Subsidiary (other than Company Bank) has been duly organized and is in good standing under the Laws of the jurisdiction of its organization and is duly licensed, registered or qualified to do business and is in good standing in the jurisdictions in which its ownership or leasing of property and assets or the nature of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Company, and all such licenses, registrations and qualifications are in full force and effect in all material respects.
Section 3.05    Power and Authority Relative to this Agreement; No Conflict.
(a)    Each of Company and Company Bank has all requisite power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder, and, subject to making or obtaining the Regulatory Approvals, the Requisite Company Shareholder Approval, and the Company Bank Shareholder Approval to consummate the transactions contemplated hereby and thereby.
(b)    Subject only to the receipt of the Requisite Company Shareholder Approval, the execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which Company is a party, and the consummation by Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action of Company and the Company Board on or prior to the date hereof. The Requisite Company Shareholder Approval is the only vote or consent of the holders of any class or series of Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. Subject only to the receipt of the Company Bank Shareholder Approval, the execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which Company Bank is a party, and the consummation by Company Bank of the transactions contemplated hereby, including the Bank Merger, have been duly authorized by all necessary organizational action of Company Bank and Company Bank’s board of directors on or prior to the date hereof. Subject to its applicable fiduciary obligations, the Company Board has resolved to recommend adoption of this Agreement by Company’s shareholders and has directed that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders. Except for the receipt of the Requisite Company Shareholder Approval and the Company Bank Shareholder Approval, no other corporate or organizational proceedings on the part of Company, Company Bank or any other Company Subsidiary (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement and all other agreements and documents contemplated hereby to which Company or Company Bank is a party, the performance by Company and Company Bank of its obligations hereunder and thereunder and the consummation by Company and Company Bank of the transactions contemplated hereby and thereby. Each of Company and Company Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Parent Bank, this Agreement constitutes a valid and legally binding obligation of Company and Company Bank, enforceable against Company and Company Bank in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general equity principles or by 12 U.S.C. § 1818(b)(6)(d) (or any successor statute) and other applicable authority of bank regulators).
(c)    The execution, delivery and performance of this Agreement and each other agreement or document contemplated hereby to which Company or Company Bank is a party, the consummation by Company and Company Bank of the transactions contemplated hereby and thereby, and compliance by Company and Company Bank with the terms and provisions hereof and thereof, do not and will not (i) subject to obtaining the Requisite Company Shareholder Approval and the Company Bank Shareholder Approval, result in a violation or breach of, or conflict with, any provision of the articles of incorporation or bylaws of Company or any similar organizational or governing document of any Company Subsidiary, (ii) result in a violation or breach of, conflict with any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to a right of purchase under, accelerate the performance required by Company or any Company Subsidiary under, result in a right of termination or acceleration under, or require any consent, approval or notice under, any Contract to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary or any of their respective properties or assets may be bound, (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Company or any Company Subsidiary, or (iv) subject to making or obtaining the Regulatory Approvals, violate any Law or Order applicable to Company or any Company Subsidiary or any of their respective properties or assets, other than, with respect to clauses (ii), (iii) and (iv), any such violation, breach, conflict, default or creation which would not reasonably be expected to have a Material Adverse Effect.
Section 3.06    Regulatory Approvals; No Defaults. No consents, approvals, orders or authorizations of, waivers by, filings or registrations with, or notices to, any Governmental Authority are required to be made or obtained by Company or any Company Subsidiary in connection with the execution, delivery and performance by Company and Company Bank of this Agreement, and each other agreement or document contemplated hereby to which Company or Company Bank is a party, and the consummation by Company and Company Bank of the transactions contemplated hereby and thereby (including the Merger and Bank Merger), except for (i) the filings of applications or notices with, and the receipt of consents, approvals or waivers from, the FRB, the FRBank, the

FDIC, the OCC and the Missouri Division of Finance, (ii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and the declaration of effectiveness of the Registration Statement, (iii) as may be required under the Exchange Act, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states, (v) and the approval of the listing of Parent Common Stock on NASDAQ in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement (collectively, the “Regulatory Approvals”). Company has no Knowledge of any reason that (A) the Regulatory Approvals will not be made or obtained or (B) any Burdensome Condition would be imposed.
Section 3.07    SEC Documents; Financial Statements.
(a)    Company has delivered or otherwise made available to Parent true and complete copies of the following financial statements (which are set forth in Section 3.07(a) of the Company Disclosure Schedule): (i) the consolidated audited balance sheets of Company and Company Subsidiaries as of December 31, 2017, 2016 and 2015 and the related consolidated audited statements of operations, shareholders’ equity and cash flows for the fiscal years then ended (the “Audited Financial Statements”), together with true and correct copies of the reports on such audited information by Company’s independent accountants, and all letters from such accountants with respect to the results of such audits; (ii) the consolidated unaudited balance sheets of Company and Company Subsidiaries as of September 30, 2018 and the related consolidated unaudited statements of operations and shareholders’ equity for the nine-month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”); and (iii) Reports of Condition and Income for Company Bank as of the close of business on December 31, 2017, 2016, and 2015 and September 30, 2018. All Financial Statements were prepared in accordance with GAAP consistently applied during the periods involved and fairly present (subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material and to the absence of footnote disclosures that, if presented, would not differ materially from those included in the most recent Audited Financial Statements) in all material respects the consolidated financial condition and results of operations of Company and Company Subsidiaries at and as of the respective dates thereof and for the respective periods covered thereby.
(b)    Company and each Company Subsidiary has established and maintains (i) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Company required under the Exchange Act with respect to such reports, and (ii) internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (B) that receipts and expenditures of Company and Company Subsidiaries are being made only in accordance with the authorization of Company’s management and directors; and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of Company and the Company Subsidiaries. Company has disclosed, based on management’s most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of the Company Board and which disclosure was made available to Parent (1) any significant deficiencies or material weaknesses in the design or operation of such controls which could adversely affect in any material respect Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls, and (2) to Company’s Knowledge, any fraud, whether or not material, that involves management or other employees who have a role in Company’s internal control over financial reporting or preparation of Company’s financial statements. Since January 1, 2015, Company has not made any material modification to its disclosure controls and procedures or internal control over financial reporting. Company and each Company Subsidiary, and the officers and directors of each, have made all certifications required under and are otherwise in compliance in all material respects with and have complied in all material respects with (x) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act and (y) the applicable listing and corporate governance rules and regulations of OTCQX.
(c)    None of Company, Company Subsidiaries or, to Company’s Knowledge, any director, executive officer, employee, auditor, accountant or representative of Company or any Company Subsidiary has received or otherwise had or obtained actual knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any Company Subsidiary or their respective internal accounting controls that would constitute material weaknesses or significant deficiencies, including any complaint, allegation, assertion or claim that Company or any Company Subsidiary has engaged in illegal accounting or auditing practices or otherwise relating to the Sarbanes-Oxley Act.
(d)    Company has filed (or furnished, as applicable) all reports, registration statements, definitive proxy statements or documents required to be filed with the SEC or furnished to the SEC since January 1, 2013 (the “Company Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company Reports, and none of the Company Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment (and in the case of filings under the Securities Act, at the time it was declared effective), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports.
Section 3.08    Regulatory Reports. Company and each Company Subsidiary has duly filed with the FRB, the FRBank, the OCC and any other applicable Governmental Authority, in correct form in all material respects, the reports and other documents required to be filed under applicable Laws and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, reasonably complete and accurate and in compliance with the requirements of applicable Laws. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified Company or any Company Subsidiary in writing or, to Company’s Knowledge, orally, that it has initiated or has pending any proceeding or, to Company’s Knowledge, threatened an investigation into the business or operations of Company or any Company Subsidiary that would reasonably be expected to be material. To Company’s Knowledge, there is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Company or any Company Subsidiary. There have been no material written or, to Company’s Knowledge, oral, inquiries by, or written or, to Company’s Knowledge, oral, disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Company or any Company Subsidiary since January 1, 2014.
Section 3.09    Absence of Certain Changes or Events. From January 1, 2018 to the date hereof, there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any Company Subsidiary which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company. Except as otherwise expressly contemplated by this Agreement, from January 1, 2018 to the date hereof, neither Company nor any Company Subsidiary has (a) made any change in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by Company’s independent accountants, (b) made any declaration, setting aside or payment of any dividend or distribution in respect of any of its capital stock or any redemption, purchase or other acquisition of any of its securities; (c) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other employee benefit plan; made any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any Company Subsidiary (other than normal salary adjustments to employees made in the Ordinary Course of Business); granted any severance or termination pay or entered into any Contract to make or grant any severance or termination pay; or paid any bonus or taken any other action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of Company or any Company Subsidiary; (d) made any material election or material change in existing elections for federal or state Tax purposes; (e) made any material change in its credit policies or procedures, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (f) made any material acquisition or disposition of any assets or properties, or entered into any Contract for any such acquisition or disposition, other than Company Investment Securities or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; or (g) entered into any lease of real or personal property, other than in connection with foreclosed property.

Section 3.10    Compliance with Laws.
(a)    Company and each Company Subsidiary is, and has been since January 1, 2015, in compliance in all material respects with all applicable Laws, including, without limitation, Privacy Laws, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, as amended, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Dodd-Frank Act (including as amended by the Economic Growth, Regulatory Relief, and Consumer Protection Act, Pub. L. No. 115-174, S. 2155 (2018)), Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing administration and collection of mortgage loans and consumer loans and, where applicable, the statutes and regulations of the State of New Mexico related to banks and banking. Neither Company nor any Company Subsidiary has been advised in writing or, to Company’s Knowledge, orally, of any material supervisory criticisms regarding its compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b)    Company, each Company Subsidiary, and each of their respective employees, have all material permits, licenses, registrations, authorizations, variances, clearances, exemptions, consents, orders, authorizations and approvals of Governmental Authorities (“Permits”) that are required in order for Company and each Company Subsidiary to own or lease its properties and to conduct its business as presently conducted. For this Section 3.10(b), each Permit related to originating and/or servicing mortgage loans will be deemed material for purposes hereof. All such Permits are in full force and effect and, to Company’s Knowledge, no suspension, revocation or cancellation of any of Permit is threatened. Neither Company nor Company Bank has any approved but unopened offices or branches.
Section 3.11    Legal Proceedings; Orders.
(a)    There is no suit, action, demand, claim, arbitration, mediation, audit, notice of violation or default, notice of non-compliance, order to show cause, market conduct examination, hearing, inquiry, investigation or other proceeding of any nature (in each case, whether civil, criminal, administrative, investigative, formal, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority (“Legal Proceedings”) pending or, to Company’s Knowledge, threatened against Company or any Company Subsidiary or to which Company or any Company Subsidiary is a party, including any such Legal Proceeding that challenges the validity or propriety of the transactions contemplated by this Agreement, which could adversely affect the ability of Company or Company Bank to perform its obligations under this Agreement, or that would individually or in the aggregate result in a Material Adverse Effect on Company.

(b)    There is no material injunction, order, writ, assessment, judgment, decision, decree or regulatory restriction of a Governmental Authority (“Order”), whether temporary, preliminary, or permanent, imposed upon Company or any Company Subsidiary, or the assets of Company or any Company Subsidiary (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its Affiliates), and neither Company nor any Company Subsidiary has been advised in writing or, to Company’s Knowledge, orally, or otherwise has Knowledge of, the threat of any such Order.
(c)    Neither Company nor any Company Subsidiary has received, from January 1, 2014 to the date hereof, any written or, to Company’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any Law which such Governmental Authority enforces or (ii) threatening to revoke any material Permit.
Section 3.12    Company Material Contracts; Defaults.
(a)    As of the date hereof, neither Company nor any Company Subsidiary is a party to, bound by or subject to any Contract (i) which would entitle any of its present or former directors, officers or employees to indemnification from Company or any Company Subsidiary; (ii) which upon (A) the execution or delivery of this Agreement or any other agreement or document to which Company or such Subsidiary is a party, (B) receipt of the Requisite Company Shareholder Approval or (C) the consummation of the transactions contemplated by this Agreement (including the Merger) will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, severance pay or otherwise) becoming due from Company, Company Bank, the Surviving Entity, Parent Bank or any of their respective Subsidiaries to any officer, director or employee thereof, or which would otherwise provide for a payment to such Person upon a change-of-control; (iii) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company or any Company Subsidiary; (iv) evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Company or any Company Subsidiary is an obligor to any Person, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties, in each case made in the Ordinary Course of Business; (v) relating to the lease of real property or personal property having a value in excess of $50,000 per annum; (vi) except in respect of debts previously contracted, relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any material partnership or joint venture with any third party or which limits payments of dividends; (vii) which relates to capital expenditures and involves future annual payments by Company or any Company Subsidiary in excess of $50,000 individually or $100,000 in the aggregate, (viii) which relates to the disposition or acquisition of material assets or any material interest in any business enterprise, in each case, outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (x) (A) which contains a non-compete, exclusive dealing or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Company or any Company Subsidiary, (B) which, upon consummation of the Merger or Bank Merger, will materially restrict the ability of the Surviving Entity or Parent Bank, as applicable, or any of their respective Affiliates to engage in any line of business, or (C) which grants any right of first refusal, right of first offer or similar right with respect to material assets of Company or any Company Subsidiary or that limits or purports to limit the ability of Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (xi) pursuant to which Company or any Company Subsidiary may become obligated to invest in or contribute equity securities to any Person; (xii) that transfers any material Intellectual Property rights (other than non-exclusive licenses to generally available commercial software), by way of assignment, license, sublicense, agreement or other permission, to or from Company or any Company Subsidiary (for the avoidance of doubt, any Patents shall be deemed material); (xiii) to which any Governmental Authority is a party; (xiv) to which there are material ongoing obligations the primary purpose of which is not to disclose confidential information or which requires that Company or any Company Subsidiary guarantee, indemnify or hold harmless any Person; (xv) with any investment company registered under the Investment Company Act of 1940; (xvi) with any local clearing house or self-regulatory organization; or (xvii) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). Each Contract of the type described in this Section 3.12(a), is set forth in Section 3.12(a) of the Company Disclosure Schedule, and is referred to herein as a “Company Material Contract.” Company has previously made available to Parent true, complete and correct copies of each such Company Material Contract, including any and all amendments and modifications thereto.
(b)    (i) Each Company Material Contract is valid and binding on Company or a Company Subsidiary and, to the Knowledge of Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, would not, individually or in the aggregate, have Material Adverse Effect on Company; and (ii) neither Company nor any Company Subsidiary is in default under any Company Material Contract or other material Contract (including Leases or Insurance Policies) to which it is a party or by which its assets, business, or operations may be bound or affected, except to the extent that such default has not had, and is not reasonably likely to have, a Material Adverse Effect on Company. No material power of attorney or similar authorization given directly or indirectly by Company or any Company Subsidiary is currently outstanding.
(c)    Company Disclosure Schedule 3.12(c) sets forth a true and complete list of all Contracts set forth on Section 3.05(c) of the Company Disclosure Schedule which are Company Material Contracts.
Section 3.13    Agreements with Regulatory Agencies. Neither Company nor any Company Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, is a party to any written agreement, consent agreement or memorandum of understanding with, is a party to any commitment letter or similar undertaking to, is a recipient of any extraordinary supervisory letter from, is subject to any order or directive by, has been ordered to pay any civil money penalty, or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each of the above, whether or not set forth in Section 3.13 of the Company

Disclosure Schedule, a “Company Regulatory Agreement”), and, since January 1, 2014, neither Company nor any Company Subsidiary has been advised in writing or, to Company’s Knowledge, orally, by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any Company Regulatory Agreement. To Company’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Company, any Company Subsidiary or any executive officer of Company or any Company Subsidiary. To Company’s Knowledge, neither Company nor any Company Subsidiary is the target of any inquiry or investigation of any Governmental Authority.
Section 3.14    Brokers. Neither Company nor any Company Subsidiary, nor any of their respective officers or directors has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than the retention of Keefe, Bruyette & Woods, Inc. and the fees payable pursuant thereto. True, complete and correct copies of the engagement agreements with Keefe, Bruyette & Woods, Inc., setting forth the fees payable to Keefe, Bruyette & Woods, Inc. for its services rendered to Company and Company Subsidiaries in connection with the Merger and transactions contemplated by this Agreement, is attached to Section 3.14 of the Company Disclosure Schedule.
Section 3.15    Employee Benefit Plans.
(a)    All material “employee benefit plans” (as defined in Section 3(3) of ERISA) and any other material plans, contracts, programs, practices, policies or arrangements, qualified or unqualified, written or unwritten, whether or not subject to ERISA, providing compensation or other benefits including any pension, retirement, saving, profit sharing, health and welfare, change of control, fringe benefit, severance pay, compensation, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, in each case to any current or former employees of Company or any Company Subsidiary (such current and former employees collectively, the “Company Employees”), or any current or former directors or officers of Company or any Company Subsidiary and to which Company or any Company Subsidiary is a party or sponsoring, participating or contributing employer or has or reasonably could be expected to have any liability or contingent liability (including, but not limited to any, liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) (all such plans, contracts, policies, programs, practices or arrangements are collectively referred to as the “Company Benefit Plans”), are identified or described in Section 3.15(a) of the Company Disclosure Schedule. None of Company or any Company Subsidiary has any stated plan, intention or commitment to establish any new company benefit plan or to materially modify any Company Benefit Plan (except to the extent required by Law).
(b)    With respect to each Company Benefit Plan, to the extent applicable, Company has made available to Parent or provided Parent with true and complete copies of the following materials: (i) the current plan document, including any amendments thereto, for each Company Benefit Plan, or in the case of an unwritten Company Benefit Plan, a written description of the material terms of such Company Benefit Plan, (ii) any current trust instruments and insurance contracts forming a part of any Company Benefit Plan and all amendments thereto, (iii) the current summary plan descriptions and related summary of material modifications, (iv) in the case of any Company Benefit Plan for which a Form 5500 is required to be filed, IRS Form 5500 (for the most three (3) recently completed plan years), (v) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination, opinion, notification and advisory letters, (vi) the most recent actuarial report or other financial statement related to any Company Benefit Plan, (vii) the coverage and nondiscrimination testing results for the three (3) most recent plan years for each of the Company Benefit Plans, as applicable, and (viii) all material correspondence within the past three (3) years with the Internal Revenue Service, the Department of Labor or any other Governmental Authority regarding the operation or administration of any Company Benefit Plan. In addition, the most recent annual and periodic accounting and employee and participant disclosures pertaining to the Company Benefit Plans have been made available to Parent.
(c)    Each Company Benefit Plan has been established, maintained, operated, administrated and funded in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. Each Company Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code (“Company 401(a) Plan”), has received a favorable determination or opinion letter from the IRS. None of Company, any Company Subsidiary or any of Company’s related organizations described in Sections 414(b), (c) or (m) of the Code (“Controlled Group Members”) has engaged in a transaction with respect to any Company Benefit Plan, including a Company 401(a) Plan that could subject Company, any Company Subsidiary or any Controlled Group Member to a material Tax or material penalty under any Law, including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No Company 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission. With respect to any Company Benefit Plan, there are no pending or, to Company’s Knowledge, threatened actions, suits, claims or other proceedings against any such Company Benefit Plan (other than routine claims for benefits).
(d)    None of Company, any Company Subsidiary, any Controlled Group Member or any entity which is considered one employer with Company, any Company Subsidiary, or any Controlled Group Member under Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) sponsor, maintain, administer or contribute to, or have ever sponsored, maintained, administered or contributed to, or have had or could have had any liability (including liability under Subtitle C or D of Title IV of ERISA) with respect to, (i) any plan subject to the funding standard of Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA , (iii) any multiemployer plan under Subtitle E of Title IV of ERISA, (iv) any “multiple employer welfare arrangement (as defined in Section 3(40) of ERISA, or (v) any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA (excluding those for which notice to the PBGC has been waived by regulation) has been required to be filed for any Company Benefit Plan or by any ERISA Affiliate.
(e)    All required contributions, distributions, reimbursements, and premium payments required to be made with respect to all Company Benefit Plans have been made in all material respects in compliance with the terms of the applicable Company Benefit Plan or, if applicable within the time period prescribed by applicable Law or have been reflected on the consolidated financial statements of Company to the extent required to be reflected under applicable accounting principles.
(f)    No Company Benefit Plan provides any life insurance, medical or other employee welfare benefits to any Company Employee, upon his or her retirement or termination of employment for any reason, except as may be required by Law (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).
(g)    Company may amend or terminate any such Company Benefit Plan at any time in accordance with its terms without incurring any material liability thereunder for future benefits coverage at any time after such termination, except for (i) as may be required by Law, (ii) the payment of benefits, fees or charges accrued or incurred through the date of termination, and (iii) the payment of administrative expenses associated with such amendment or termination.
(h)    Except as otherwise provided for in this Agreement, neither the execution of this Agreement, receipt of the Requisite Company Shareholder Approval or consummation of any of the transactions contemplated by this Agreement (including the Merger) will (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, or (iv) limit or restrict the right of Company or any Company Subsidiary or, after the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans.
(i)    No Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code is or will be, subject to the penalties of Section 409A(a)(1) of the Code. Except as otherwise provided for in this Agreement, none of Company, any Company Subsidiary, or any Controlled Group Member has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any additional Tax (or potential Taxes) imposed (or potentially imposed) under Section 409A of the Code of Section 4999 of the Code.
(j)    The ESOP is now, and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the Code. The ESOP is now, and has at all times since its inception been, qualified under Section 501(a) of the Code. The securities held by the ESOP constitute “employer securities” under Section 407(d)(1) of ERISA and Section 409(l) of the Code and “qualifying employer securities” under Section 407(d)(5) of ERISA and Section 4975(e)(8) of the Code. A current favorable determination letter is in effect with respect to the ESOP.

(k)    The ESOP complies, and has been administered and operated in compliance, in all material respects, with its terms and all provisions of applicable Law. All amendments and actions required to bring the ESOP into conformity in all material respects with all applicable provisions of the Code, ERISA, and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date and as disclosed on Section 3.15(k) of the Company Disclosure Schedule. As of the Closing Date, neither the Company nor any participant in the ESOP is or may be subject to liability by reason of Section 4979A of the Code.
(l)    Neither the Company nor any “party in interest” or “disqualified person” with respect to the ESOP has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 4975 of the Code or Section 408 of ERISA and would have a Material Adverse Effect on Company. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the ESOP that would have a Material Adverse Effect on Company. Neither Company nor the ESOP are parties to any loan or financing transaction with respect to the ESOP.
Section 3.16    Labor Matters.
(a)    Section 3.16(a) of the Company Disclosure Schedule sets forth (i) the name, title and total compensation of each officer, employee, independent contractor and consultant of Company and each Company Subsidiary, (ii) all bonuses and other incentive compensation received by such officers, employees, independent contractors and consultants in 2017 and through September 30, 2018 and any accrual for such bonuses and incentive compensation and (iii) all Contracts of Company and the Company Subsidiaries regarding compensation with any of their respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.
(b)    No officer or director of Company or any Company Subsidiary or any employee, independent contractor or consultant of Company or any Company Subsidiary is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of Company or Company Subsidiary to conduct its business as currently conducted.
(c)    Neither Company nor any Company Subsidiary has classified any individual as an “independent contractor” or similar status who, under applicable Law or the provisions of any Company Benefit Plan, should have been classified as an employee. To Company’s Knowledge, neither Company nor any Company Subsidiary has incurred any liability for improperly excluding any Person from participating in any Company Benefit Plan who provides or provided services to Company or any Company Subsidiary, in any capacity.
(d)    None of the officers, employees or consultants of Company or any Company Subsidiary has informed Company or such Subsidiary of his or her intent to terminate his or her employment or consultant relationship with Company or such Subsidiary during the next twelve (12) months and, to Company’s Knowledge, no such officer, employee or consultant has such intent.

(e)    Neither Company nor any Company Subsidiary is a party to or is bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Neither Company nor any Company Subsidiary is, or since January 1, 2015 has been, the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any Company Subsidiary to bargain with any labor organization as to wages or conditions of employment. There is, and since January 1, 2015 there has been, no strike or other labor dispute involving Company or any Company Subsidiary pending or, to Company’s Knowledge, threatened and, to Company’s Knowledge, there has been no activity involving any employees of Company or any Company Subsidiary seeking to certify a collective bargaining unit or engaging in other organizational activity. Company and each Company Subsidiary has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due and payable to its employees under any policy, practice, agreement, plan, program, statute or other Law. The employment of each officer and employee of Company and each Company Subsidiary is terminable at the will of Company or such Company Subsidiary.
(f)    (i)  There is no pending or, to Company’s Knowledge, threatened legal proceeding involving Company or any Company Subsidiary, on the one hand, and any present or former employee(s) of Company or any Company Subsidiary on the other hand, and (ii) to Company’s Knowledge, no other Person has threatened in writing any Legal Proceeding against Company or any Company Subsidiary (or, to Company’s Knowledge, against any officer, director or employee of Company or any Company Subsidiary) relating to the employment of employees or former employees of Company or any Company Subsidiary, including any such Legal Proceeding arising out of any Law relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).
(g)    Company and each Company Subsidiary is, and at all times since January 1, 2015 has been, in material compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including, but not limited to, such Laws relating to the classification of employees, discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, immigration, workers compensation, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices.
Section 3.17    Environmental Matters.
(a)    There has been no release or, to the Company’s Knowledge, threat of release to the environment of Hazardous Substances at, on, or under any (i) Company Owned Property, (ii) Company Leased Property, or (iii) Company OREO Property, in each case that would have a Material Adverse Effect on Company. There has not been, at any real property formerly owned, operated, or leased by Company or any Company Subsidiary, during the time Company or such Company Subsidiary owned, operated or leased such real property, any release or, to the Company’s

Knowledge, threat of release to the environment of Hazardous Substances at, on, or under such formerly owned, operated, or leased real property.
(b)    To Company’s Knowledge neither Company nor any of its Subsidiaries has acquired or is now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure on which there has been or is a release to the environment of any Hazardous Substance that would have a Material Adverse Effect on Company.
(c)    All Company Owned Property and, to the Company’s Knowledge, all Company Leased Property is in material compliance with all applicable Environmental Laws and is not listed on, or proposed to be listed on, the National Priority List established pursuant to 42 U.S.C. § 9605(a)(8)(B) (the “NPL”), the registry of confirmed, abandoned, or uncontrolled hazardous waste disposal sites maintained by the State of New Mexico, or any other list analogous to such registry or the NPL.
(d)    To Company’s Knowledge, neither Company nor any Company Subsidiary could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has been contaminated with, or has had any release or threat of release to the environment of, any Hazardous Substance in a manner that violates Environmental Law, requires reporting, investigation, remediation or monitoring under Environmental Law, or could reasonably be anticipated to cause the incurrence of response costs under any Environmental Law.
(e)    Neither Company nor any Company Subsidiary has received written notice of any Lien or encumbrance having been imposed on any Company Loan Property, any Company Owned Property, any Company Leased Property, or any real property formerly owned, operated, or leased by Company or any Company Subsidiary in connection with any liability arising from or related to Environmental Law, and there is no Legal Proceeding pending which would reasonably be expected to result in the imposition of any such Lien or encumbrance on any Company Owned Property or Company Leased Property, and to Company’s Knowledge there is no Legal Proceeding pending which would reasonably be expected to result in the imposition of any such Lien or encumbrance on any real property formerly owned, operated, or leased by Company or any Company Subsidiary.
(f)    Neither Company nor any Company Subsidiary is subject to any Order relating to a violation of any Environmental Law, and neither Company nor any Company Subsidiary has applied to the NMED to participate, for any real property, in the voluntary remediation program administered by the NMED pursuant to the NMVRA (the “NMVRP”) or received from NMED any request or suggestion that it apply to participate in the NMVRP for any real property.
(g)    Company has made available to the Parent copies of final written environmental reports and compliance audits in its possession or control relating to the Company Owned Property or Company Leased Property. Section 3.17(g) of the Company Disclosure Schedule includes a list of such environmental reports and compliance audits.

(h)    There is no Legal Proceeding pending, or, to Company’s Knowledge, threatened, against Company or any Company Subsidiary (i) for alleged noncompliance with any Environmental Law or (ii) relating to the presence or release into the environment of any Hazardous Substance, and neither Company nor any Company Subsidiary has received any written request for information made to Company or any Company Subsidiary pursuant to any Environmental Law concerning either compliance with such Environmental Law or the nature or extent of a release of a Hazardous Substance into the environment.
Section 3.18    Tax Matters.
(a)    Company and each Company Subsidiary has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Company or any Company Subsidiary (whether or not shown on any Tax Return) have been paid other than such Taxes that: (i) have been reserved or accrued on the balance sheet of Company, (ii) are being contested by Company in good faith and (iii) are described in Section 3.18(a) of the Company Disclosure Schedule. Company is not currently the beneficiary of any extension of time within which to file any Tax Return and neither Company nor any of its Subsidiaries currently has any open tax years prior to 2012. Since January 1, 2013, no written claim has been made by any Governmental Authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Company or any Company Subsidiary.
(b)    Company and each Company Subsidiary, as applicable, has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
(c)    No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Company’s Knowledge, pending with respect to Company or any Company Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Company nor any Company Subsidiary has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Company and Company Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any Company Subsidiary.
(d)    Company has made available to Parent true and complete copies of the United States federal, state, local, and foreign consolidated income Tax Returns filed with respect to Company for taxable periods ended December 31, 2017, 2016, 2015 and 2014. Company has made available to Parent correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company with respect to income Taxes filed for the years ended December 31, 2017, 2016, 2015 and 2014. Company has made available to Parent correct and complete copies of all written notices that Company has received from the IRS in respect of information reporting and backup and nonresident withholding.
(e)    Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.
(f)    Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Company nor any Company Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than normal commercial contracts entered into in the Ordinary Course of Business and the principal purpose of which was not the allocation or sharing of Taxes). Neither Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company and the Company Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.
(g)    The unpaid Taxes of Company (i) did not, as of December 31, 2017, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Audited Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Company in filing its Tax Returns. Since January 1, 2013, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
(h)    Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(i)    Company has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(j)    Neither Company nor any Company Subsidiary has and had a permanent establishment in any foreign country other than where they are currently filing Tax Returns.

(k)    Neither Company nor any Company Subsidiary is a party to any joint venture or partnership.
(l)    Neither Company nor any Company Subsidiary has engaged or will engage in a listed transaction as that term is defined in Treasury Regulation 1.6011-4(b)(2).
(m)    Neither Company nor any Company Subsidiary has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.
Section 3.19    Investment Securities. Section 3.19 of the Company Disclosure Schedule contains a complete list, as of September 30, 2018, of the Company Investment Securities, as well as any purchases or sales of Company Investment Securities between September 30, 2018 to and including the date hereof reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values and coupon rates, and any gain or loss with respect to any Company Investment Securities sold during such time period after September 30, 2018.
Section 3.20    Derivative Transactions.
(a)    All Derivative Transactions entered into by Company or any Company Subsidiary or for the account of any customers of Company or any Company Subsidiary were entered into (i) in accordance in all material respects with applicable Law (including with respect to safety and soundness of banking practices), (ii) in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company and Company Subsidiaries, and (iii) with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each Company Subsidiary has performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(b)    Each Derivative Transaction outstanding as of the date of this Agreement is listed in Section 3.20(b) of the Company Disclosure Schedule, and the financial position of Company or a Company Subsidiary under or with respect thereto has been reflected in the Financial Statements in accordance with GAAP in all material respects. As of the date of this Agreement, no open exposure of Company or any Company Subsidiary with respect to any such Derivative Transaction (or with respect to multiple Derivative Transactions with a single counterparty) exists.
Section 3.21    Regulatory Capitalization. Company Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the OCC. Company is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

Section 3.22    Loans; Nonperforming and Classified Assets.
(a)    Section 3.22(a) of the Company Disclosure Schedule (i) sets forth the aggregate outstanding principal amount of all Loans as of September 30, 2018, and (ii) identifies, as of September 30, 2018, any Loans under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest or has been placed on nonaccrual status as of such date.
(b)    Section 3.22(b) of the Company Disclosure Schedule identifies, as of September 30, 2018, each Loan that was classified as “Watch,” “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank, or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability (collectively, “Criticized Loans”) together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of such date.
(c)    Section 3.22(c) of the Company Disclosure Schedule identifies each asset of Company or any Company Subsidiary that as of September 30, 2018 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since September 30, 2018 to the date hereof and any sales of OREO between September 30, 2018 and the date hereof, reflecting any gain or loss with respect to any OREO sold.
(d)    Except as would not reasonably be expected to be material, each Loan held in Company’s, Company Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) to Company’s Knowledge is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(e)    All currently outstanding Company Loans were solicited, originated and administered, and currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and Company Bank’s lending policies at the time of origination of such Company Loans as Company has or may modify such policies, and the notes or other credit or security documents with respect to each such outstanding Company Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company or Company Bank, as applicable. All such Company Loans are owned by Company or Company Bank free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Dallas). No claims of defense as to the enforcement of any currently outstanding Company Loan have been asserted in writing against Company or Company Bank for which there is a reasonable probability of an adverse determination, and, to Company’s Knowledge there is no claim or right of rescission for which there is a reasonable probability of a determination adverse to Company Bank. No Company Loans are presently serviced by third parties, and there is no obligation which could result in any Company Loan becoming subject to any third party servicing.
(f)    Neither Company nor any Company Subsidiary is a party to any material Contract with (or otherwise obligated to) any Person which obligates Company or any Company Subsidiary to repurchase from any such Person any Loan or other asset of Company or any Company Subsidiary, unless there is a material breach of a representation or covenant by Company or any Company Subsidiary. None of the Contracts pursuant to which Company or any Company Subsidiary has sold Loans, pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(g)    Neither Company nor any Company Subsidiary is now nor has it ever been since January 1, 2014, subject to any fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(h)    Since January 1, 2014, neither Company nor any Company Subsidiary has canceled, released or compromised any Loan, obligation, claim or receivable other than in the Ordinary Course of Business.
(i)    Company and Company Bank have not, since January 1, 2014, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director, executive officer, or principal shareholder (or equivalent thereof) of Company or any Company Subsidiary (as such terms are defined in FRB Regulation O), except as permitted by Regulation O and that have been made in compliance with the provisions of Regulation O (or that are exempt therefrom). Section 3.22(i) of the Company Disclosure Schedule identifies, as of September 30, 2018, any loan or extension of credit maintained by Company and Company Bank to which Regulation O applies, and there has been no default on, or forgiveness of waiver of, in whole or in part, any such loan during the two (2) years preceding the date hereof.
Section 3.23    Allowance for Loan and Lease Losses. Company’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in each of (a) the Audited Financial Statements and (b) the Unaudited Financial Statements, were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with Company’s and Company Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.
Section 3.24    Trust Business; Administration of Fiduciary Accounts. In connection with the Company’s or a Company Subsidiary’s provision of any individual or corporate trust services or the administration of any accounts for which Company or a Company Subsidiary acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, Company or a Company Subsidiary, as applicable, has (a) discharged its fiduciary duties with care, skill, prudence and diligence under the circumstances then-prevailing that a reasonably prudent person acting in a like capacity and familiar with such matters would use, and (b) conducted a thorough and reasonably prudent due diligence investigation of all businesses that provided, and to which Company or such Company Subsidiary delegated, the investment or investment advisor role for such funds.
Section 3.25    Investment Management and Related Activities. None of Company, any Company Subsidiary or, to the extent relating to their activities with respect to Company or any Company Subsidiary, any of their respective directors, officers or employees is required to be registered, licensed or authorized under applicable Law as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated Person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales Person or in any similar capacity with a Governmental Authority.
Section 3.26    Repurchase Agreements. With respect to all Contracts pursuant to which Company or any Company Subsidiary has purchased securities subject to an agreement to resell, if any, Company or such Company Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral is reasonably believed to equal or exceed the amount of debt secured thereby.
Section 3.27    Deposit Insurance. The deposits of Company Bank are insured by the Deposit Insurance Fund of the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Company Bank has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the suspension, revocation, or termination of such deposit insurance are pending or, to Company’s Knowledge, threatened.
Section 3.28    Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as has not been and would not reasonably be expected to materially and adversely affect or interfere with Company or Company Bank’s operations, neither Company nor any Company Subsidiary is a party to any Contract with any individual or group regarding Community Reinvestment Act matters. As of the date hereof, Company’s and Company Bank’s rating in its most recent examination or interim review under the Community Reinvestment Act was “satisfactory” or better, and Company has not received any written or, to Company’s Knowledge, oral, communication that Company Bank’s rating in its next subsequent examination or interim review under the Community Reinvestment Act will be lower than “satisfactory.” Company and each Company Subsidiary (a) is in compliance in all material respects with the Community Reinvestment Act, and the regulations promulgated thereunder; (b) is operating in in compliance in all material respects with the Bank Secrecy Act and its implementing regulations (31 C.F.R. Title X), the USA PATRIOT Act, any order or guidance issued with respect to anti-money laundering or sanctions programs by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control, and any other applicable anti-money laundering Law; and (c) is in compliance in all material respects with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the GLB Act and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 30. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meet the requirements of Sections 352 and 326 of the USA PATRIOT Act. Company and Company Bank, collectively, are the sole owner of all individually identifiable personal information relating to identifiable or identified natural Persons who are customers, former customers and prospective customers of Company and Company Bank.
Section 3.29    Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by Company or any Company Subsidiary to, and neither Company nor any Company Subsidiary is otherwise a creditor or debtor to, (a) any director, executive officer, five percent (5%) or greater shareholder of Company or any Company Subsidiary or to any of their respective Affiliates or Associates known to Company, other than in the Ordinary Course of Business as part of the terms of such Persons’ employment or service as a director or executive officer with Company or any Company Subsidiary and other than deposits held by Company Bank in the Ordinary Course of Business; or (b) any Affiliate of Company or any Company Subsidiary. Neither Company nor any Company Subsidiary is a party to any transaction or agreement, or is contemplated to be party to any proposed transaction or agreement, with any director or executive officer of Company or any Company Subsidiary or to any of their respective Affiliates or Associates, other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business as part of the terms of such Person’s employment or service as a director or executive officer with Company or any Company Subsidiary and other than deposits held by Company Bank in the Ordinary Course of Business. All agreements, and all transactions since January 1, 2014, between Company or any Company Subsidiary, on the one hand, and any of their respective Affiliates, on the other hand, comply, to the extent applicable, in all material respects with Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated by the FRB.
Section 3.30    Tangible Properties and Assets.
(a)    Section 3.30(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Owned Property. Company or a Company Subsidiary has (i) good, valid and marketable fee title to all of the Company Owned Property, (ii) a valid leasehold interest in or otherwise legally enforceable rights to use all of the Company Leased Property, and (iii) fee title or a legally enforceable right to use all other personal property, rights and other assets (tangible or intangible), used, occupied and operated or held for use by Company or a Company Subsidiary as of the date of this Agreement in connection with the business of the Company and the Company Subsidiaries as presently conducted, in each case, free and clear of all Liens, except for Permitted Liens. There is no pending or, to Company’s Knowledge, threatened Legal Proceeding with respect to the Company Owned Property or, to Company’s Knowledge, the Company Leased Property, including without limitation a pending or threatened taking of any of such real property by eminent domain, except where such Legal Proceeding has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company or any Company Subsidiary. Company has furnished or made available to Parent true, correct and complete copies of all deeds, surveys, title insurance policies, mortgages, deeds of trust and security agreements, and documents evidencing encumbrances or exceptions to the applicable title commitment or title policy that Company or any Company Subsidiary has in its possession related to any Company Owned Property or Company Leased Property.
(b)    Section 3.30(b) of the Company Disclosure Schedule sets forth a true, correct and complete schedule as of the date of this Agreement of all Contracts (including any amendments, supplements or modifications to each of the foregoing) under which Company or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property (each as amended, supplemented or modified, individually a “Lease” and, collectively, the “Leases”). Each Lease is valid, binding and in full force and effect against Company or a Company Subsidiary, as the case may be, and, to Company’s Knowledge, against the other parties thereto. Neither Company nor any Company Subsidiary has received a written or, to Company’s Knowledge, oral notice of any material default on the part of the Company or any Company Subsidiary or early termination with respect to any Lease. There has not occurred any event and, to Company’s no condition exists that would constitute a termination event or a breach (or an event which, with or without notice or lapse of time or both, would constitute a breach) by Company or any Company Subsidiary of any material covenant, agreement, or condition contained in a Lease. To Company’s Knowledge, no lessor under a Lease is in breach or default of any material covenant, agreement or condition contained in such Lease. Company and each Company Subsidiary has paid all rents and other charges to the extent due under the Leases. True, correct, and complete copies of all Leases have been furnished or made available to Parent.
(c)    Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Company, all buildings, structures, fixtures, building systems and equipment, and all material components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems included in the Company Owned Property (and to Company’s Knowledge, the Company Leased Property) are sufficient for the operation of the business of Company and the Company Subsidiaries as currently conducted.
(d)    Since January 1, 2015, neither Company nor any Company Subsidiary has received any written, or, to Company’s Knowledge, oral notice from any Governmental Authority of any material zoning, safety, building, fire, or health code violations with respect to the Company Owned Property or the Company Leased Property, which remains uncured as of the date of this Agreement.
(e)    Section 3.30(e) of the Company Disclosure Schedule sets forth a true and complete list of all Leases pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to consummation of the Merger, the Bank Merger, and the other transactions contemplated hereby.
Section 3.31    Intellectual Property. Section 3.31 of the Company Disclosure Schedule sets forth a true, complete and correct list of all registered and unregistered material Company Intellectual Property.

(a)    Company or a Company Subsidiary validly holds all right, title and interest in and to, and the inventions disclosed or claimed therein, or has a valid license to use, and with respect to domains and social media accounts, has control over, all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens,) royalty or other payment obligations (except for royalties or payments with respect to off the shelf Software at standard commercial rates). Section 3.31(a) of the Company Disclosure Schedule sets forth all Company Intellectual Property ownership or licenses which are held by a Company Subsidiary (rather than Company), and indicates the specific item and the applicable Company Subsidiary. To the Company’s Knowledge, (i) the owners of the Company Intellectual Property used by Company pursuant to license, sublicense, agreement or permission have taken all necessary actions to maintain, protect and/or permit the use of such Company Intellectual Property by Company or a Company Subsidiary, and (ii) there is no default or expected default by any party to, or any intent to terminate or let expire, any Contract related to Company Intellectual Property. To Company’s Knowledge, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property represented to be owned by Company or any Company Subsidiary, nor is Company or any Company Subsidiary bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.
(b)    The Company Intellectual Property constitutes all of the Intellectual Property used to carry on the business of Company and the Company Subsidiaries as currently conducted. Neither Company nor any Company Subsidiary has embedded or permitted to be embedded any open source, copyleft or community source code in any of its products or services generally available or in development, including but not limited to any libraries, that provide for or permit such code or any of Company Intellectual Property’s proprietary code to be distributed or made available in source form or dedicated to the public. In addition, Company and each Company Subsidiary has taken reasonable steps to maintain, protect and preserve the Company Intellectual Property.
(c)    The Company Intellectual Property represented to be owned by the Company or a Company Subsidiary is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any Company Subsidiary has received any written or, to Company’s Knowledge, oral notice challenging the validity or enforceability of any Company Intellectual Property.
(d)    Neither Company nor any Company Subsidiary is, and none of them will be as a result of the execution and delivery of this Agreement or the performance by Company and Company Bank of its obligations hereunder, in violation of any material Contracts to which Company or any Company Subsidiary is a party and pursuant to which Company or any Company Subsidiary is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets, computer software or other intellectual property. Neither Company nor any Company Subsidiary has received notice challenging Company’s or any Company Subsidiary’s license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any Company Subsidiary (or Parent or any Parent Subsidiary post-Closing) to own or use any material Company Intellectual Property.

(e)    With respect to any Company Intellectual Property that is an intent-to-use trademark application (“ITU”), this Agreement provides for the assumption of the entire business of Company to which that respective ITU pertains, such business of Company will be ongoing and existing immediately upon consummation of the Merger, and Parent will be the successor in interest of such business of Company.
(f)    To Company’s Knowledge, neither Company nor any Company Subsidiary has interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of any other Person, and neither Company nor any Company Subsidiary has ever received any written or, to Company’s Knowledge, oral charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Company or any Company Subsidiary must license or refrain from using any Intellectual Property rights of any other Person). To Company’s Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise violated any Company Intellectual Property rights owned by, or licensed to, Company or any Company Subsidiary.
(g)    Section 3.31(g) of the Company Disclosure Schedule sets forth a complete and accurate list and summary description, including any royalties or other amounts paid or received by Company and the Company Subsidiaries, and Company has delivered to Parent accurate and complete copies, of all Contracts relating to the Company Intellectual Property (other than non-exclusive licenses to generally available off-the-shelf commercial software). There are no outstanding or, to Company’s Knowledge, threatened disputes or disagreements with respect to any such Contract. Included in Section 3.31(g) of the Company Disclosure Schedule is a list of: (i) all items of material Company Intellectual Property that are licensed by Company or any Company Subsidiary (“Licensed Business Intellectual Property”) and the owner or licensee of each such item of Licensed Business Intellectual Property (other than non-exclusive licenses to generally available commercial software), and (ii) all other material Contracts related to the Company Intellectual Property. All Contracts related to Company Intellectual Property are valid and enforceable by or against Company or a Company Subsidiary, as applicable, in accordance with their terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy.
(h)    Section 3.31(h) of the Company Disclosure Schedule contains a complete and accurate list and summary description of all Patents, and registrations and applications for trademarks, copyrights, domain names and social media accounts, included in the Company Intellectual Property.
(i)    Company’s and each Company Subsidiary’s IT Assets: (i) operate and perform in all material respects as required by Company and each Company Subsidiary in connection with their respective businesses and (ii) have not materially malfunctioned or failed within the past two years. Company and each Company Subsidiary has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.
(j)    Company and each Company Subsidiary: (i) has reasonable privacy policies consistent with industry practices concerning the collection, use and disclosure of personal information; (ii) is compliant with all applicable Laws, and its own privacy policies and commitments to its customers, consumers, employees and other parties, concerning data protection and the privacy and security of personal data and the nonpublic personal information of its customers, consumers and employees (including without limitation related to the collection, use, storage, transfer, or disposal thereof); and (iii) at no time during the two years prior to the date hereof, has received any written notice asserting any violations of any of the foregoing. The execution of this Agreement and the transfer of all such personal data and nonpublic information to Parent’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments. Immediately upon the Closing, Parent and the Parent Subsidiaries will continue to have the right to use such personal information on identical terms and conditions as Company and the Company Subsidiaries enjoyed immediately prior to the Closing. To the Company’s Knowledge, no Person (including any Governmental Authority) has commenced or, to Company’s Knowledge, threatened any Legal Proceeding relating to Company or any Company Subsidiary’s information privacy or data security practices, including with respect to the collection, use, transfer, storage, or disposal of personal information maintained by or on behalf of Company and Company Subsidiaries.
Section 3.32    Insurance. Section 3.32 of the Company Disclosure Schedule identifies as of the date of this Agreement all of the material insurance policies, binders, or bonds currently maintained by Company and the Company Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. Company and each Company Subsidiary is insured against such risks and in such amounts as the management of Company reasonably has determined to be appropriate and cost effective. Company and each Company Subsidiary maintains such fidelity bonds and errors and omissions insurance as may be required under applicable Law. All Insurance Policies are valid and enforceable and in full force and effect. There are presently no claims pending under the Insurance Policies and no notices have been given by Company or any Company Subsidiary under the Insurance Policies (other than with respect to health or disability insurance). All claims under the Insurance Policies have been filed in due and timely fashion. Neither Company nor any Company Subsidiary, has received notice from any insurance carrier during the past three years that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, (ii) such carrier is denying coverage for a type of insurance for which Company or a Company Subsidiary has applied, (iii) such carrier is denying liability with respect to a claim or defending under a reservation of rights clause or (iv) such carrier has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated. Company does not have or maintain any self-insurance arrangement
Section 3.33    Disaster Recovery and Business Continuity. Company has developed and implemented a contingency planning program to evaluate the effect of significant events that may adversely affect the customers, assets, or employees of Company and Company Bank. To Company’s Knowledge, such program was developed to provide that Company can recover its mission critical functions, and, to the Company’s Knowledge, such program complies in all material respects with the requirements of the FFIEC, the FRB and the OCC.

Section 3.34    Antitakeover Provisions. Assuming the accuracy of the representations and warranties of Parent in Section 4.27, the Company Board has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to this Agreement and the transactions contemplated hereby, the provisions of any potentially applicable antitakeover Laws of any state, including, any “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation.
Section 3.35    Opinion. Prior to the execution of this Agreement, the Company Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.
Section 3.36    Company Information. No written representation or certificate furnished or to be furnished by Company or Company Bank to Parent pursuant to this Agreement (including the Company Disclosure Schedule) contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Company and Company Subsidiaries that is provided by or on behalf of Company for inclusion in any Regulatory Approval or other application, notification or document filed with any Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will at the time each such document is filed with any Governmental Authority, not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
Section 3.37    No Other Representations and Warranties. Except for the representations and warranties made by Company and Company Bank in this Article 3, none of Company, Company Bank or any other Person makes any express or implied representation or warranty with respect to Company or any Company Subsidiary, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company and Company Bank hereby disclaim any such other representations or warranties.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT BANK
Section 4.01    Making of Representations and Warranties.
(a)    On or prior to the date hereof, Parent has delivered to Company a schedule (the “Parent Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, setting forth items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 4 or to one or more of Parent’s covenants contained in Article 5; provided, however, that (i) nothing in the Parent Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or a warranty unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail and (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.
(b)    Except as set forth in (i) the Parent Reports filed prior to the date hereof or (ii) the Parent Disclosure Schedule (subject to Section 9.12), Parent and Parent Bank hereby represent and warrant to Company as follows in this Article 4.
(c)    Notwithstanding any other provision in this Article 4 to the contrary, any representations or warranties of Parent Bank shall be made on behalf of Parent Bank, and where applicable, Parent Bank’s wholly-owned subsidiaries, and not on behalf of Parent or any of Parent’s subsidiaries, or of any affiliate of Parent or of Parent Bank. Further, the representations and warranties of Parent Bank in this Article 4 shall be limited solely with respect to Parent Bank, and where applicable, Parent Bank’s wholly-owned subsidiaries, to the extent necessary if (i) a Governmental Authority having jurisdiction over Parent Bank by written communication addressed to Parent Bank or its board of directors informs Parent Bank or its board of directors that such Governmental Authority has determined that any obligation of Parent Bank resulting from such representations or warranties violates Sections 23A or 23B of the Federal Reserve Act, as amended, or another law, rule, regulation or policy applicable to Parent Bank or Parent, (ii) a Governmental Authority notifies Parent Bank that such representations or warranties, or the obligations resulting therefrom, would result in an adverse impact on Parent Bank’s examination ratings or (iii) such representations or warranties, or the obligations resulting therefrom, would give rise to civil money penalties or other sanctions.
Section 4.02    Organization, Standing and Authority.
(a)    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly registered as a bank holding company under the BHC Act, and has elected to be treated as a financial holding company under the GLB Act. True, complete and correct copies of the certificate of incorporation and bylaws of Parent, each as amended to date and in effect as of the date hereof have previously been made available to Company. Parent has full corporate power and authority to carry on its business as now being conducted and to own, lease and operate the properties and assets now owned and being operated by it. Parent is duly licensed, registered or qualified to do business in the State of Delaware and each jurisdiction in which its ownership or leasing of property and assets or the nature of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Parent. Parent has no Subsidiaries other than Parent Bank and those identified on Section 4.02(a) of the Parent Disclosure Schedule. (i) Parent owns, directly or indirectly, all of the issued and outstanding equity securities of each Parent Subsidiary, (ii) no equity securities of any Parent Subsidiary are, or may become, required to be issued (other than to Parent) by reason of any Contractual right or otherwise, (iii) there are no Contracts by which any Parent Subsidiary is or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or a wholly-owned Parent Subsidiary), (iv) there are no Contracts relating to Parent’s rights to vote or to dispose of the equity securities of any Company Subsidiary, (v) all of the equity securities of each Parent Subsidiary are held by Parent, directly or indirectly, are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Parent Subsidiary that are owned, directly or indirectly, by Parent or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.
(b)    Parent Bank is a state-chartered trust company with banking powers duly organized and validly existing under the laws of the State of Missouri. True, complete and correct copies of the charter and bylaws of Parent Bank, as in effect as of the date of this Agreement, have previously been made available to Company. Parent Bank has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. Parent Bank is duly licensed, registered or qualified to do business in the State of Missouri and each other jurisdiction where its ownership or leasing of property and assets or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Parent Bank. Parent Bank is a member in good standing of the Federal Home Loan Bank of Des Moines.
Section 4.03    Capital Stock.
(a)    The authorized capital stock of Parent consists of (i) 5,000,000 shares of preferred stock, $0.01 par value per share, of which, as of the date of this Agreement, none are outstanding and (ii) 30,000,000 shares of Parent Common Stock, of which, as of September 30, 2018, 23,091,666 shares are issued and outstanding, 827,595 shares are held in treasury, and no non-vested restricted stock shares are issued and outstanding. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Parent shareholder. The shares of Parent Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights and will be issued in compliance with and not in violation of applicable federal or state securities Laws. All shares of Parent’s capital stock have been issued in compliance in all material respects with and not in violation of any applicable federal or state securities Laws.
(b)    Except for any grants or awards properly issued to officers, directors or employees of Parent or Parent Bank pursuant to an equity based plan approved by the Board of Parent, as of the date hereof, there are no outstanding securities of Parent or any of its Subsidiaries that are convertible into or exchangeable for any class of capital stock of Parent or any of Parent’s Subsidiaries. Except (i) as set forth in Section 4.03(a) or (ii) for any grants or awards properly issued to officers, directors or employees of Parent or Parent Bank pursuant to an equity based plan approved by the Board of Parent, as of the date of this Agreement, there are no options, warrants or other similar rights, convertible or exchangeable securities, restricted shares, restricted stock units, “phantom stock” rights, stock appreciation rights, stock based performance units or Contracts to which Parent or any Parent Subsidiary is a party, in each case of any character relating to the issued or unissued capital stock or other securities of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Parent or any Parent Subsidiary.
(c)    As of the date of this Agreement, there are no obligations, contingent or otherwise, of Parent or any Parent Subsidiary, to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or capital stock of any Parent Subsidiary or any other securities of Parent or any Parent Subsidiary or to provide funds to or make any investment (in the form of loan, capital contribution or otherwise) in any Parent Subsidiary. There are no Contracts with respect to the voting of Parent’s capital stock to which Parent or any Parent Subsidiary is a party and to the Knowledge of Parent as of the date hereof, no such Contracts between any Persons exist. There are Contracts under which Parent is obligated to register the sale of any of its securities under the Securities Act.
Section 4.04    Power and Authority Relative to this Agreement; No Conflict.
(a)    Each of Parent and Parent Bank has all requisite power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder, and, subject to making or obtaining the Regulatory Approvals and the Parent Bank Shareholder Approval, to consummate the transactions contemplated hereby and thereby.
(b)    The execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which Parent is a party, and the consummation by Parent of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action of Parent and the Board of Parent on or prior to the date hereof. Subject only to the receipt of the Buyer Bank Shareholder Approval, the execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which Parent Bank, and the consummation by Parent Bank of the transactions contemplated hereby, including the Bank Merger, have been duly authorized by all necessary action of Parent Bank and Parent Ban’s board of directors on or prior to the date hereof. Each of Parent and Parent Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement constitutes a valid and legally binding obligation of Parent and Parent Bank, enforceable against Parent and Parent Bank in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general equity principles or by 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).
(c)    The execution, delivery and performance of this Agreement and each other agreement or document contemplated hereby to which Parent or Parent Bank is a party, the consummation by Parent and Parent Bank of the transactions contemplated hereby and thereby, and compliance by Parent and Parent Bank with the terms and provisions hereof and thereof, do not and will not (i) subject to obtaining the Parent Bank Shareholder Approval and the approval of Parent Bank’s board of directors of the Bank Merger, result in a violation or breach of, or conflict with, any provision of the certificate of incorporation or bylaws of Parent or any similar organizational or governing document of any Parent Subsidiary, (ii) result in a violation or breach of, conflict with any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to a right of purchase under, accelerate the performance required by Parent, Parent Bank or any other Parent Subsidiary under, result in a right of termination or acceleration under, or require any consent, approval or notice under, any material agreement filed as an exhibit to Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “Parent 2017 Form 10-K”), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Parent Bank, or (iv) subject to making or obtaining the Regulatory Approvals, violate any Law or Order applicable to Parent, Parent Bank or any other Parent Subsidiary or any of their respective properties or assets, other than, with respect to clauses (ii), (iii) and (iv), any such violation, breach, conflict, default or creation which would not reasonably be expected to have a Material Adverse Effect on Parent.
(d)    Parent Bank is not subject to any material restrictions on its operations or its authority to conduct any activities or business that are not otherwise applicable to all federally-insured commercial banks.
Section 4.05    SEC Documents; Financial Statements.
(a)    Parent has filed (or furnished, as applicable) all required reports, registration statements, definitive proxy statements or documents required to be filed with the SEC or furnished to the SEC since January 1, 2016 (the “Parent Reports”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be filed or to pay such fees and assessments would not be material. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent Reports, and none of the Parent Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment (and in the case of filings under the Securities Act, at the time it was declared effective), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports.
(b)    The consolidated financial statements of Parent and Parent Subsidiaries (including any related notes and schedules thereto) included in the Parent Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared from the books and records of Parent and Parent Subsidiaries, and all such books and records have been maintained in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and any other legal and accounting requirements, and fairly present, in all material respects, the consolidated financial position of Parent and Parent Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of Parent and Parent Subsidiaries as of the dates and for the periods shown, subject in the case of unaudited statements, only to year-end audit adjustments not material, individually or in the aggregate, in nature and amount, and to the absence of footnote disclosure.
(c)    Parent and each Parent Subsidiary has established and maintains (i) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports, and (ii) internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (B) that receipts and expenditures of Parent and Parent Subsidiaries are being made only in accordance with the authorization of Parent’s management and directors; and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of Parent and the Parent Subsidiaries. Parent has disclosed, based on management’s most recent evaluation prior to the date hereof, to Parent’s outside auditors, the audit committee of the Board of Parent and Parent (x) any significant deficiencies or material weaknesses in the design or operation of such controls which could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls, and (y) any fraud, whether or not material, that involves management or other employees who have a role in Parent’s internal control over financial reporting or preparation of Company’s financial statements. Parent and each Parent Subsidiary, and the officers and directors of each, have made all certifications required under and are otherwise in compliance in all material respects with and have complied in all material respects with (1) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ.
(d)    Since January 1, 2015, none of Parent, Parent Subsidiaries or, to Parent’s Knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any Parent Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in illegal accounting or auditing practices or otherwise relating to the Sarbanes-Oxley Act.
Section 4.06    Regulatory Reports. Since January 1, 2014, Parent and Parent Subsidiaries have duly filed with the FDIC, the FRB, the FRBank, the Missouri Division of Finance and any

other applicable Governmental Authority, in correct form, in all material respects, the reports and other documents required to be filed under applicable Law have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable Law. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, since January 1, 2017, no Governmental Authority has notified Parent or any Parent Subsidiary in writing, or to Parent’s Knowledge, orally, that it has initiated or has pending any proceeding or, to Parent’s Knowledge, threatened an investigation into the business or operations of Parent or any Parent Subsidiary that would reasonably be expected to be material. To Parent’s Knowledge, there is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Parent or any Parent Subsidiary. There have been no material inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Parent or any Parent Subsidiary since January 1, 2017.
Section 4.07    Regulatory Approvals; No Defaults. No consents, approvals, orders or authorizations of, waivers by, filings or registrations with, or notices to, any Governmental Authority are required to be made or obtained by Parent, Parent Bank or any other Parent Subsidiary in connection with the execution, delivery and performance by Parent and Parent Bank of this Agreement, and each other agreement or document contemplated hereby to which Parent or Parent Bank is a party, and the consummation by Parent and Parent Bank of the transactions contemplated hereby and thereby (including the Merger and Bank Merger), except for the Regulatory Approvals. As of the date hereof, Parent has no Knowledge of any reason that (a) the Regulatory Approvals will not be made or obtained or (b) any Burdensome Condition would be imposed.
Section 4.08    Legal Proceedings; Orders. Except as set forth in the Parent Reports, as of the date of this Agreement:
(a)    There is no material Legal Proceeding pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or to which Parent or any Parent Subsidiary is a party, including any such Legal Proceeding that challenge the validity or propriety of the transactions contemplated by this Agreement or which could adversely affect the ability of Parent or Parent Bank to perform its obligations under this Agreement.
(b)    There is no material Order, whether temporary, preliminary, or permanent, imposed upon Parent or any Parent Subsidiary, or the assets of Parent or any Parent Subsidiary, and neither Parent nor any Parent Subsidiary has been advised in writing or, to Parent’s Knowledge, orally, or otherwise has Knowledge of, the threat of any such Order.
Section 4.09    Absence of Certain Changes or Events. Since January 1, 2018 to the date hereof, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Parent or any Parent Subsidiary which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
Section 4.10    Compliance with Laws.

(a)    Parent and each Parent Subsidiary is, and has been since January 1, 2015, in compliance in all material respects with all Laws applicable thereto, including, without limitation, Privacy Laws, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, as amended, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Dodd-Frank Act (including as amended by the Economic Growth, Regulatory Relief, and Consumer Protection Act, Pub. L. No. 115-174, S. 2155 (2018)), Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing, administration and collection of mortgage loans and consumer loans, and the statutes and regulations of the State of Missouri relating to banks and banking. Neither Parent nor any Parent Subsidiary has been advised in writing, or, to Parent’s Knowledge, orally, of any material supervisory criticisms regarding its non-compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b)    Parent, each Parent Subsidiary, and each their respective employees, have all material Permits that are required in order for Parent and each Parent Subsidiary to own or lease its properties and to conduct its business as presently conducted. All Permits are in full force and effect and, to Parent’s Knowledge, no suspension, revocation or cancellation of any of Permit is threatened.
(c)    Neither Parent nor Parent Bank has received, from January 1, 2015 to the date hereof, any written or, to Parent’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any material Law which such Governmental Authority enforces or (ii) threatening to revoke any material Permit.
Section 4.11    Brokers. Neither Parent nor any Parent, nor any of their respective officers or directors has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than the retention of Wells Fargo Securities LLC and the fees payable pursuant thereto.
Section 4.12    Tax Matters.
(a)    Parent and each Parent Subsidiary have filed all material Tax Returns that it was required to file under applicable Law, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Parent or any Parent Subsidiary (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Parent and which Parent is contesting in good faith. Neither Parent nor any Parent Subsidiary currently has any open Tax years prior to 2011. Since January 1, 2013, no written claim has been made by an authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any Parent Subsidiary.
(b)    No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to Parent’s Knowledge, pending with respect to Parent or any Parent Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Parent nor any Parent Subsidiary has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Parent and Parent Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Parent or any Parent Subsidiary.
(c)    Parent has made available to Company true and complete copies of the United States federal, state, local, and foreign consolidated income Tax Returns filed with respect to Parent for taxable periods ended December 31, 2017 and 2016. Parent has delivered to Company correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Parent with respect to income Taxes filed for the years ended December 31, 2017 and 2016. Parent has timely and properly taken such actions in response to and in compliance with written notices that Parent has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law.
(d)    Parent has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.
(e)    Parent has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(f)    Neither Parent nor any Parent Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent). Neither the Parent nor any Parent Subsidiary has any liability for a material amount of Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than the Parent and the Parent Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.
(g)    The unpaid Taxes of Parent (i) did not, as of December 31, 2017, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the consolidated audited balance sheets of Parent and Parent Subsidiaries as of December 31, 2017, and the related consolidated audited statement of operations, shareholders’ equity and cash flows for the year then ended (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Parent in filing its Tax Returns. Since January 1, 2018, Parent has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
(h)    Neither Parent nor any Parent Subsidiary has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.
(i)    Neither Parent nor any Parent Subsidiary has engaged or will engage in a listed transaction as that term is defined in Regulation 1.6011-4(b)(2).
Section 4.13    Regulatory Capitalization. Parent Bank is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Parent is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.
Section 4.14    Parent Material Contracts; Defaults.
(a)    Each Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound as of the date hereof has been filed as an exhibit to the Parent 2017 Form 10-K, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Material Contract”).
(b)    (i) Each Parent Material Contract is valid and binding on Parent and/or a Parent Subsidiary and, to the Knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, would not, individually or in the aggregate, have a Material Adverse Effect on Parent; and (ii) neither Parent nor any Parent Subsidiary is in default under any Parent Material Contract. No material power of attorney or similar authorization given directly or indirectly by Parent or any Parent Subsidiary is currently outstanding.
Section 4.15    Employee Benefit Plans.
(a)    All material “employee benefit plans” (as defined in Section 3(3) of ERISA) and any other material plans, contracts, programs, practices, policies or arrangements, qualified or unqualified, written or unwritten, whether or not subject to ERISA, providing compensation or other benefits including any pension, retirement, saving, profit sharing, health and welfare, change of control, fringe benefit, severance pay, compensation, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, in each case to any current or former employees of Parent or any Parent Subsidiary (such current and former employees collectively, the “Parent Employees”), or any current or former directors or officers of Parent or any Parent Subsidiary and to which Parent or any Parent Subsidiary is a party or sponsoring, participating or contributing employer or has or reasonably could be expected to have any liability or contingent liability (including, but not limited to any, liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) (all such plans, contracts, policies, programs, practices or arrangements are collectively referred to as the “Parent Benefit Plans”), are identified or described in Section 4.15(a) of the Parent Disclosure Schedule. None of Parent or any Parent Subsidiary has any stated plan, intention or commitment to establish any new company benefit plan or to materially modify any Parent Benefit Plan (except to the extent required by Law).
(b)    Each Parent Benefit Plan has been established, maintained, operated, administrated and funded in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. Each Parent Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code (“Parent 401(a) Plan”), has received a favorable determination or opinion letter from the IRS. None of Parent, any Parent Subsidiary, or any of Parent’s related organizations described in Sections 414(b), (c) or (m) of the Code (“Parent Controlled Group Members”) has engaged in a transaction with respect to any Parent Benefit Plan, including a Parent 401(a) Plan, that could subject Parent, any Parent Subsidiary or any Parent Controlled Group Member to a material Tax or material penalty under Section 4975 of the Code or Section 502(i) of ERISA. No Parent 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission. With respect to any Parent Benefit Plan, there are no pending or, to Parent’s Knowledge, threatened actions, suits, claims or other proceedings against any such Parent Benefit Plan (other than routine claims for benefits).
(c)    None of Parent, any Parent Subsidiary, any Parent Controlled Group Member, or any ERISA Affiliate of any of the foregoing, sponsor, maintain, administer or contribute to, or have ever sponsored, maintained, administered or contributed to, or have had or could have had any liability (including liability under Subtitle C or D of Title IV of ERISA) with respect to (i) any plan subject to the funding standard of Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) any multiemployer plan under Subtitle E of Title IV of ERISA, (iv) any “multiple employer welfare arrangement (as defined in Section 3(40) of ERISA, or (v) any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA (excluding those for which notice to the PBGC has been waived by regulation) has been required to be filed for any Parent Benefit Plan or by any ERISA Affiliate.
(d)    All required contributions, distributions, reimbursements, and premium payments required to be made with respect to all Parent Benefit Plans have been made in all material respects in compliance with the terms of the applicable Parent Benefit Plan or, if applicable within the time period prescribed by applicable Law or have been reflected on the consolidated financial statements of Parent to the extent required to be reflected under applicable accounting principles.
(e)    No Parent Benefit Plan provides any life insurance, medical or other employee welfare benefits to any Parent Employee, upon his or her retirement or termination of employment for any reason, except as may be required by Law (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).
(f)    Parent may amend or terminate any such Parent Benefit Plan at any time in accordance with its terms without incurring any material liability thereunder for future benefits coverage at any time after such termination, except for (i) as may be required by Law, (ii) the payment of benefits, fees or charges accrued or incurred through the date of termination, and (iii) the payment of administrative expenses associated with such amendment or termination.
(g)    No Parent Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code is or will be, subject to the penalties of Section 409A(a)(1) of the Code.
Section 4.16    Labor Matters. Neither Parent nor any Parent Subsidiary is a party to or bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Neither Parent nor any Parent Subsidiary is the subject of a pending or, to Parent’s Knowledge, threatened Legal Proceeding asserting that Parent or any Parent Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Parent or any Parent Subsidiary to bargain with any labor organization as to wages or conditions of employment. There is no strike or other labor dispute involving Parent or any Parent Subsidiary pending or, to Parent’s Knowledge, threatened and, to Parent’s Knowledge, there is no activity involving any employees of Parent or any Parent Subsidiary seeking to certify a collective bargaining unit or engaging in other organizational activity.
Section 4.17    Parent Regulatory Agreements. Neither Parent nor Parent Bank is subject to any cease-and-desist or other order or enforcement action issued by; is a party to any written agreement, consent agreement or memorandum of understanding with; is a party to any commitment letter or similar undertaking to; is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by; or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each of the above, a “Parent Regulatory Agreement”) that, in any case, (a) currently restricts in any material respect the conduct of its business or materially relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application, or (b) would reasonably be expected to, individually or in aggregate, materially and adversely impact or interfere with Parent’s or Parent Bank’s operations. To Parent’s Knowledge, since January 1, 2014, Parent has not been advised in writing or, to Parent’s Knowledge, orally, by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any Parent Regulatory Agreement. To Parent’s Knowledge, as of the date hereof, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Parent or any Parent Subsidiary.
Section 4.18    Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Except as has not been and would not reasonably be expected to materially and adversely affect or interfere with Parent’s or Parent Bank’s operations, neither Parent nor any Parent Subsidiary is a party to any Contract with any individual or group regarding Community Reinvestment Act matters. To Parent’s Knowledge, there are no facts or circumstances that would cause Parent or Parent Bank: (a) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (b) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Title X), the USA PATRIOT Act, any order issued with respect to anti-money laundering or sanctions programs by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the GLB Act and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Parent Bank has adopted and Parent Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. As of the date hereof, Parent’s and Parent Bank’s most recent examination rating under the Community Reinvestment Act was “satisfactory” or better.
Section 4.19    Environmental Matters.
(a)    Each of Parent and Parent Subsidiaries is in material compliance with all applicable Environmental Laws and to Parent’s Knowledge there has been no release or threat of release to the environment of Hazardous Substances at, on or under any Parent Owned Property or Parent Leased Property or, during the time Parent owned, operated or leased such property, any real property formerly owned, operated or leased by Parent.
(b)    Neither Parent nor any Parent Subsidiary has received any notice, citation, summons or order, complaint or penalty assessment by any Governmental Authority or other entity or Person with respect to any Parent Owned Property, or Parent Leased Property, or a property in which Parent or any Parent Subsidiary holds a security interest or other lien in each case relating to (i) any alleged violation of Environmental Law, (ii) any failure to have any environmental permit, certificate, license, approval, or registration, or (iii) any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.
Section 4.20    Deposit Insurance. The deposits of Parent Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by Law, and Parent Bank has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the suspension, revocation, or termination of such deposit insurance are pending or, to Parent’s Knowledge, threatened.
Section 4.21    Loans.
(a)    Except as would not reasonably be expected to be material, each Loan held in Parent’s, Parent Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “Parent Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and, (iii) to Parent’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(b)    All currently outstanding Parent Loans were solicited, originated, administered, and, currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and Parent Bank’s lending policies at the time of origination of such Parent Loans, and the notes or other credit or security documents with respect to each such outstanding Parent Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the Parent Loans that are not reflected in the written records of Parent or Parent Bank, as applicable. All such Parent Loans are owned by Parent or Parent Bank free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of Des Moines and the Federal Reserve Bank). No claims of defense as to the enforcement of any currently outstanding Parent Loan have been asserted in writing against Parent or Parent Bank for which there is a reasonable probability of an adverse determination, and neither Parent nor Parent Bank has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable probability of a determination adverse to Parent Bank.
(c)    Except as would not reasonably be expected to be material, neither Parent nor any Parent Subsidiary is a party to any Contract with (or otherwise obligated to) any Person which obligates Parent or any Parent Subsidiary to repurchase from any such Person any Loan or other asset of Parent or any Parent Subsidiary, unless there is a material breach of a representation or covenant by Parent or any Parent Subsidiary. None of the Contracts pursuant to which Parent or any Parent Subsidiary has sold Loans, pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(d)    Neither Parent nor any Parent Subsidiary is now nor has it ever been since January 1, 2014, subject to any fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(e)    Since January 1, 2014, neither Parent nor any Parent Subsidiary has canceled, released or compromised any Loan, obligation, claim or receivable other than in the Ordinary Course of Business.
(f)    Section 4.21(f) of the Parent Disclosure Schedule (i) sets forth the aggregate outstanding principal amount of Loans as of September 30, 2018, and (ii) identifies, as of September 30, 2018, any Loans under the terms of which the obligor was over sixty (60) days delinquent in payment of principal or interest or has been placed on non-accrual status as of such date.

(g)    Section 4.21(g) of the Parent Disclosure Schedule identifies, as of September 30, 2018, each of the Parent Bank Criticized Loans together with the principal amount of each such Loan and the identity of the borrower thereunder as of such date.
(h)    Section 4.21(h) of the Parent Disclosure Schedule identifies each asset of Parent or any Parent Subsidiary that as of September 30, 2018 was classified as OREO and the book value thereof as of the date of this Agreement as well as any assets classified as OREO since September 30, 2018 to the date hereof and any sales of OREO between September 30, 2018 and the date hereof, reflecting any gain or loss with respect to any OREO sold.
Section 4.22    Allowance for Loan and Lease Losses. Parent’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in the Parent Reports, were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with Parent’s and Parent Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by any applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.
Section 4.23    Intellectual Property.
(a)    Except as would not have a Material Adverse Effect on Parent and Parent Subsidiaries, Parent or a Parent Subsidiary owns all right, title and interest in and to, and the inventions disclosed or claimed therein, or has a valid license to use all Parent Intellectual Property, free and clear of all Liens (other than Permitted Liens), royalty or other payment obligations (except for royalties or payments with respect to off the shelf Software at standard commercial rates), and there is no known default or expected default by any party to any material agreement related to Parent Intellectual Property.
(b)    The Parent Intellectual Property constitutes all of the Intellectual Property used or useful in or necessary to carry on the business of Parent and the Parent Subsidiaries as currently conducted. The Parent Intellectual Property owned by Parent and Parent Subsidiaries is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Parent nor any Parent Subsidiary has received notice challenging the validity or enforceability of any such Parent Intellectual Property.
(c)    Neither Parent nor any Parent Subsidiary is, and none of them will be as a result of the execution and delivery of this Agreement or the performance by Parent or Parent Bank of its obligations hereunder, in violation of any material Contracts to which Parent or any Parent Subsidiary is a party and pursuant to which Parent or any Parent Subsidiary is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets, computer software or other intellectual property. Neither Parent nor any Parent Subsidiary has received notice challenging Parent’s or any Parent Subsidiary’s license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Parent or any Parent Subsidiary to own or use any material Parent Intellectual Property.

(d)    To Parent’s Knowledge, neither Parent nor any Parent Subsidiary has interfered with, infringed upon, misappropriated, or otherwise conflicted with any Intellectual Property rights of any other Person, and neither Parent nor any Parent Subsidiary has ever received any written or, to Parent’s Knowledge, oral charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Parent or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any other Person). To Parent’s Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any Company Intellectual Property rights owned by, or licensed to, Parent or any Parent Subsidiary.
(e)    To Parent’s Knowledge, Parent and each Parent Subsidiary: (i) is, and at all times prior to the date hereof has been, compliant with applicable Laws, and its own privacy policies and commitments to its customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of its customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any written notice asserting any violations of any of the foregoing.
Section 4.24    Tangible Property and Assets. Parent or a Parent Subsidiary has fee title to the Parent Owned Property and, to Parent’s Knowledge, valid leasehold interests in or otherwise legally enforceable rights to use all of the Parent Leased Property. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent, all buildings, structures, fixtures, building systems and equipment, and all components thereof included in the Parent Owned Property and, to Parent’s Knowledge, the Parent Leased Property, are sufficient for the operation of the business of Parent and Parent Subsidiaries as currently conducted.
Section 4.25    Derivative Transactions. All Derivative Transactions entered into by Parent or any Parent Subsidiary or for the account of any customers of Parent or any Parent Subsidiary were entered into (i) in accordance with applicable Laws, (ii) were entered into in the Ordinary Course of Business and (iii) in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and Parent Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Parent and each Parent Subsidiary has performed in all material respects all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Parent’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
Section 4.26    Financing. Parent has as of the date hereof and will have as of the Effective Time sufficient available capital resources, including under its credit facility, to pay the amounts required to be paid hereunder and will have duly reserved sufficient shares of Parent Common Stock to be issued to Company shareholders pursuant to this Agreement upon consummation of the Merger.
Section 4.27    Stock Ownership in Company. Neither Parent nor any Parent Subsidiary owns any capital stock or other security of Company.

Section 4.28    Parent Information. To Parent’s Knowledge, no written representation or certificate furnished or to be furnished by Parent or Parent Bank to Company pursuant to this Agreement (including the Parent Disclosure Schedule) contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each statement, certificate, instrument, and other writing furnished or to be furnished by Parent or Parent Bank for inclusion in any Regulatory Approval or other application, notification or document filed with any Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will, at the time each such document is filed with any Governmental Authority, not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
Section 4.29    No Other Representations and Warranties. Except for the representations and warranties made by Parent and Parent Bank in this Article 4, none of Parent, Parent Bank or any other Person makes any express or implied representation or warranty with respect to Parent or Parent Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Parent Bank hereby disclaim any such other representations or warranties.

ARTICLE 5.
COVENANTS
Section 5.01    Covenants of Company.
(a)    During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.01 of the Company Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except with the prior written consent of Parent (which consent will not be unreasonably withheld or delayed), Company shall, and shall cause each Company Subsidiary to (a) carry on its business only in the Ordinary Course of Business, including in respect of loan loss provisioning, securities portfolio management, compensation and other expense management and other operations which might impact Company’s shareholders’ equity, and in compliance in all material respects with all applicable Laws, and (b) use reasonable best efforts to (i) preserve intact its business organizations and assets, (ii)  keep available the services of its current executive officers, (iii) preserve intact its present relationships and goodwill with its customers, suppliers, lessors, licensors, and other Persons having business relationships with it, and (iv) continue collection efforts with respect to any delinquent loans.
(b)    Without limiting the generality of and in furtherance of the foregoing, during the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.01 of the Company Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except with the prior written consent of Parent

(which consent will not be unreasonably withheld or delayed), Company shall not, and shall cause each Company Subsidiary not to:
(i)    Stock. (A) Except for the issuance of shares of Company Common Stock upon the exercise or settlement of any Company Stock Award outstanding as of the date of this Agreement in accordance with their terms or as required under the terms of any Company Benefit Plan, issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of any additional, shares of its capital stock or any other securities, or make any award or grant under the Company Stock Plans or otherwise, or enter into any Contract with respect to the foregoing, (B) except as expressly permitted by this Agreement or the terms of any Company Stock Award or Company Benefit Plan outstanding as of the date of this Agreement, take any action to accelerate the vesting of rights under any Company Stock Plan, or (C) (1) directly or indirectly change (or establish a record date for changing), adjust, split, combine, or reclassify, (2) redeem, exchange, purchase or otherwise acquire, or offer to redeem, exchange, purchase or otherwise acquire, or (3) enter into any Contract with respect to the voting of any shares of its capital stock or any other securities convertible into or exchangeable for any additional shares of its capital stock.
(ii)    Dividends; Other Distributions. Make, declare, pay or set aside for payment any dividends (whether in cash, stock or property), or declare or make any distribution on any shares of its capital stock, except for payments (A) from Company Bank to Company, (B) from any Subsidiary of Company Bank to Company Bank or (C) from Company to any Company Trust.
(iii)    Compensation; Employment Agreements, Etc. Enter into, amend, or renew any employment, consulting, compensatory, severance, retention, or similar Contract with any director, officer, or employee of the Company or any Company Subsidiary, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (A) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided, that such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than three percent (3%) for any individual or three percent (3%) in the aggregate for all employees of Company and the Company Subsidiaries, (B) as may be required by Law, (C) to satisfy contractual obligations set forth on Section 5.01(b)(iii)_of the Company Disclosure Schedule, which obligations exist as of the date of this Agreement and have previously been disclosed to Parent, and (D) bonus payments in the Ordinary Course of Business and pursuant to policies in effect on the date hereof, provided, that such payments shall not exceed the aggregate amount set forth on Section 5.01(b)(iii) of the Company Disclosure Schedule.

(iv)    Hiring. Hire any Person as an employee to fill an existing position whose compensation would exceed, on an annualized basis, $60,000.
(v)    Benefit Plans. Enter into, establish, adopt, amend, modify, fund, change any material practice or offering with respect to, or terminate (except (A) as may be required by applicable Law, including to avoid adverse tax consequences under Section 409A of the Code, subject to the provision of prior written notice to an consultation with respect thereto with Parent, (B) to satisfy contractual obligations under any Company Benefit Plan existing as of the date hereof which obligations exist as of the date hereof an have previously been disclosed to Parent, or (C) as may be required pursuant to the terms of this Agreement) any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Company or any Company Subsidiary.
(vi)    Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Section 5.01(b)(vi) of the Company Disclosure Schedule, (A) pay, loan or advance any amount to, (B) sell, transfer or lease any properties or assets to, (C) buy, acquire, or lease any properties or assets from, or (D) enter into any Contract with, any of its executive officers or directors or any of their Affiliates or Associates of any of its officers or directors Known to Company to be such, other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business as part of the terms of such Person’s employment or service as a director or executive officer and other than deposits held by Company Bank in the Ordinary Course of Business.
(vii)    Dispositions. Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Company or any Company Subsidiary.
(viii)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or a material portion of the assets, debt, business, deposits or properties of any other Person, except for purchases specifically approved by Parent pursuant to any other applicable paragraph of this Section 5.01; provided, that for the avoidance of doubt, Company and each Company Subsidiary shall be permitted without Parent’s prior consent to purchase (and nothing in this Article 5 shall prohibit Company or any Company Subsidiary from purchasing) business-related supplies, equipment and services in the Ordinary Course of Business.

(ix)    Capital Expenditures. Except as set forth in any Company Material Contract or Lease, make any capital expenditures in excess of $25,000 individually, or $50,000 in the aggregate.
(x)    Governing Documents. Amend its articles of incorporation or bylaws or any similar organizational or governing documents.
(xi)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Law or GAAP.
(xii)    Contracts. (A) Amend, modify, terminate, extend, or waive any material provision of, any Company Material Contract, Lease or Insurance Policy, or make any change in any Contract governing the terms of any of its securities, other than renewals of such Material Contracts, Leases or Insurance Policies in the Ordinary Course of Business without material adverse changes of terms with respect to Company or any Company Subsidiaries, or (B) enter into any Contract that would constitute a Company Material Contract, Lease or Insurance Policy if it were in effect on the date of this Agreement.
(xiii)    Claims. Other than settlement of foreclosure actions or deficiency judgment settlements in the Ordinary Course of Business, (A) enter into any settlement or similar agreement with respect to any Legal Proceeding to which it is or becomes a party after the date of this Agreement, which settlement or agreement (1) involves payment by Company or any Company Subsidiary of an amount which exceeds $50,000 individually, or $100,000 in the aggregate, and/or (2) would impose any material restriction on the business of Company or any Company Subsidiary or (B) waive or release any material rights or claims, or agree or consent to the issuance of any Order materially restricting or otherwise affecting the business or operations of Company and the Company Subsidiaries.
(xiv)    Banking Operations. (A) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (B) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law; or (C) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, including a change in practice at any location, its hedging practices and policies.
(xv)    Derivative Transactions. Enter into any Derivative Transaction.
(xvi)    Indebtedness. Except for overnight loans or loans with maturity less than sixty (60) days, incur, modify, extend or renegotiate any indebtedness or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds, issuances, standby and letters of credit and sales of certificates of deposit, or sixty day advances, in each case in the Ordinary Course of Business).
(xvii)    Investment Securities. Acquire (other than (A) by way of foreclosures, deficiency judgment settlements or acquisitions in a bona fide fiduciary capacity or (B) in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks or change the classification method for any of the Company Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320; provided, that, for the avoidance of doubt, Company shall be permitted without Parent’s prior written consent to purchase or hold (and nothing in this Article 5 shall prohibit Company from purchasing or holding) (1) U.S. treasury securities with maturities of less than or equal to 12 months in the Ordinary Course of Business, (2) 15-year agency mortgage-backed securities with an effective duration of no more than 36 months or (3) in the Ordinary Course of Business, any other security that has a remaining maturity of less than 4 years for purposes of replacing investment securities that are called, prepaid or otherwise redeemed by the issuer.
(xviii)    Deposits. (A) Make any change to the Company or Company Bank’s rate sheet attached as Section 5.01(b)(xviii)(A) of the Company Disclosure Schedule (including any change to any of the interest rates and the maturity dates set forth in the Company or Company Bank’s rate sheet) other than in the Ordinary Course of Business, or (B) amend, modify, terminate or deviate from the exception practice in place for such rate sheet described in Section 5.01(b)(xviii)(B) of the Company Disclosure Schedule.
(xix)    Loans. Except for Loans approved and/or committed as of the date hereof that are listed in Section 5.01(b)(xix) of the Company Disclosure Schedule, (A) make, renew, renegotiate, increase, extend or modify any (1) Loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (2)  Loan that is not made in conformity with Company’s ordinary course lending policies and guidelines in effect as of the date hereof, (3) Loan, whether secured or unsecured, if the amount of such Loan, together with any other outstanding Loans (without regard to whether such other Loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower (or to any Affiliate of such borrower) of Company or any Company Subsidiary (without regard to whether such other Loans have been advanced or remain to be advanced) to exceed $1,000,000; provided, that, Company or a Company Subsidiary may make a one-time Loan of up to $100,000 to any current borrower (or to any Affiliate of such borrower) of Company or any Company Subsidiary as long as such one-time Loan amount does not exceed 10% of the aggregate outstanding Loans to such borrower (or Affiliate of such borrower) and provide Parent with an after-the-fact notice of such one-time

Loan, (4) Loan to any borrower (or to any Affiliate of such borrower) with a Criticized Loan, or (5) Loan with a term of greater than five (5) years; (B) sell any Loan or loan pools, or (C) acquire any servicing rights, or sell or otherwise transfer any Loan where Company or any Company Subsidiary retains any servicing rights. The limits set forth in this Section 5.01(b)(xix) may be increased upon mutual agreement of the parties, provided, that such adjustments shall be memorialized in writing by all parties thereto.
(xx)    Investments or Developments in Real Estate. Except for Loans made in compliance with this Agreement and except as required by any Company Material Contract or Lease, make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any Company Owned Property.
(xxi)    Taxes. Except as required by applicable Law, make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any Contract or settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.
(xxii)    Compliance with Agreements. Commit any act or omission which constitutes a breach or default under any Contract with any Governmental Authority or under any Company Material Contract, in each case that would reasonably be expected to result any of the conditions set forth in Article 6 not being satisfied on the Closing Date.
(xxiii)    Environmental Assessments. Foreclose on or take a deed or title to any real estate that, upon such foreclosure or acceptance of a deed or title to such real estate, will become classified as OREO (other than single-family or multi-family residential properties or otherwise in the Ordinary Course of Business) without first conducting a Phase I environmental site assessment pursuant to ASTM International (“ASTM”) Standard E1527-13 (the “ASTM Standard”) that satisfies the requirements of 40 C.F.R. Part 312 (a “Phase I ESA”), or foreclose on or take a deed or title to any real estate that, upon such foreclosure or acceptance of a deed or title to such real estate, will become classified as OREO (other than single-family 1-4 units residential properties) if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.
(xxiv)    Adverse Actions. Take any action or knowingly fail to take any action that is intended or is reasonably likely to (A) prevent, delay or impair Company’s or Company Bank’s ability to consummate the Merger, the Bank Merger or the other transactions contemplated by this Agreement or (B) prevent the Merger or the Bank Merger from qualifying as a 368 Reorganization.
(xxv)    Facilities. Except as required by Law, file any application or enter into any Contract for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility.
(xxvi)    Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(xxvii)    Loan Workouts. Except in the Ordinary Course of Business, compromise, resolve, or otherwise “workout” any delinquent or troubled loan.
(xxviii)     Brokered Deposits. Accept any brokered deposits.
(xxix)    Commitments. Agree to take, make any commitment to take, or adopt any resolutions of the Company Board or Company Bank’s board of directors in support of, any of the actions reasonably believed to be covered by this Section 5.01.
(c)    If Company desires to request prior written consent of Parent with respect to any of the covenants set forth in this Section 5.01, such request shall be submitted to a central email address specified by Parent on the date hereof, with receipt of acknowledgment, and shall cite with reasonable precision the appropriate section or subsection of this Section 5.01 and provide reasonable detail and supporting documentation for the request. Parent shall respond as soon as reasonably as practicable with an answer or to request additional information but in no event later than two (2) Business Days after receipt of such request from Company.
Section 5.02    Covenants of Parent. During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.02 of the Parent Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except or with the prior written consent of Company (which consent will not be unreasonably withheld or delayed), Parent shall, and shall cause each Parent Subsidiary to carry on its business only in the Ordinary Course of Business, and in compliance in all material respects with all applicable Laws. Without limiting the generality of and in furtherance of the foregoing, during the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.02 of the Parent Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except with the prior written consent of Company (which will not be unreasonably withheld or delayed), Parent shall not, and shall cause each Parent Subsidiary not to:
(a)    Governing Documents. Amend its certificate of incorporation or bylaws or any similar organizational or governing documents in any manner that would adversely affect the rights of Company’s shareholders in the Surviving Entity.

(b)    Capital Stock. Adjust, split, combine or reclassify any capital stock of Parent.
(c)    Restructure. Merge or consolidate Parent or Parent Bank with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve Parent or Parent Bank.
(d)    Compliance with Agreements. Commit any act or omission which constitutes a breach or default under any Contract with any Governmental Authority or under any Parent Material Contract, in each case that would reasonably be expected to result in any of the conditions set forth in Article 6 not being satisfied on the Closing Date.
(e)    Adverse Actions. Take any action or knowingly fail to take any action that is intended or is reasonably likely to (i) prevent, delay or impair Parent’s or Parent Bank’s ability to consummate the Merger, the Bank Merger, or the other transactions contemplated by this Agreement or (ii) prevent the Merger or the Bank Merger from qualifying as a 368 Reorganization.
(f)    Commitments. Agree to take, make any commitment to take, or adopt any resolutions of the Board of Parent in support of, any of the actions prohibited by this Section 5.02.
Section 5.03    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use Commercially Reasonable Efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 6 hereof, and shall cooperate fully with the other parties hereto to that end; provided, that this Section 5.03 will not require Parent to agree to, or take, any Burdensome Condition.
Section 5.04    Company Shareholder Approval.
(a)    Following the execution of this Agreement, Company shall take, in accordance with applicable Law and the articles of incorporation and bylaws of Company, all action necessary to convene a special meeting of its shareholders as promptly as reasonably practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Parent (not to be unreasonably withheld or conditioned)) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Company’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”), and shall, subject to Section 5.10 and the last sentence of this Section 5.04(a), use its Commercially Reasonable Efforts to solicit such approval by such shareholders. Subject to Section 5.10 and the last sentence of this Section 5.04(a), Company shall use its Commercially Reasonable Efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger and the other transactions contemplated hereby. Except with the prior approval of Parent, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. If the Company Board makes a Company Subsequent Determination in accordance with

Section 5.10, Company shall not be required to use its Commercially Reasonable Efforts to solicit shareholders to approve this Agreement and the transactions contemplated hereby (including the Merger) or to use its Commercially Reasonable Efforts to obtain the Requisite Company Shareholder Approval to consummate the Merger.
(b)    Except to the extent provided otherwise in Section 5.10, (a) the Company Board shall at all times prior to and during the Company Meeting recommend approval by the shareholders of Company of this Agreement and the transactions contemplated hereby (including the Merger), and any other matters required to be approved by Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”) and (b) the Proxy Statement-Prospectus shall include the Company Recommendation. In the event that there are sufficient shares of Company Common Stock represented (in Person or by proxy) at the Company Meeting to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting unless the Company Board reasonably determines in good faith, after consultation with the advice of counsel, that (i) such adjournment or postponement is required by applicable Law in order to ensure that any required supplement or amendment to the Proxy Statement-Prospectus is provided to the holders of Company Common Stock with a reasonable amount of time in advance of the Company Meeting or (ii) failure to do so would otherwise be inconsistent with its fiduciary duties under applicable Law. Company shall keep Parent updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Parent.
(c)    Except to the extent provided otherwise in Section 5.10, the Company shall adjourn or postpone the Company Meeting, if, as of the time for which the Company Meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or, if on the date of the Company Meeting, Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Shareholder Approval. Company shall only be required to adjourn or postpone the Company Meeting two times to the first sentence of this Section 5.04(c).
Section 5.05    Takeover Laws. Parent shall use Commercially Reasonable Efforts to exempt (or cause the continued exemption of) this Agreement, the Merger and the Bank Merger from the requirements of any applicable antitakeover statute or regulation and from any similar provisions under the certificate of incorporation and bylaws of Parent and the organizational documents of Parent Bank.
Section 5.06    Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.
(a)    Parent and Company agree to cooperate in the preparation of the Registration Statement to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Company shall use Commercially Reasonable Efforts to deliver to Parent such financial statements and related analysis of Company as may be required by Law in order to file the Registration Statement and any other report required to be filed by Parent with the SEC, in each case, in compliance with applicable Laws and shall provide Parent with any other information concerning itself that Parent may reasonably request in connection with the drafting and preparation of the Registration Statement and the Proxy Statement-Prospectus. Parent agrees to use Commercially Reasonable Efforts to cause the Registration Statement to be filed with the SEC within sixty (60) days from the date hereof, and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Company agrees to cooperate with Parent and Parent’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.
(b)    Parent shall use Commercially Reasonable Efforts to ensure that the Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time it is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement-Prospectus will, at the date of mailing to shareholders, at the time of the Company Meeting, or at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Parent and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Registration Statement or the Proxy Statement-Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Registration Statement or the Proxy Statement-Prospectus. Parent will advise Company, promptly after Parent receives notice thereof, (A) of the time when the Registration Statement has become effective or any supplement or amendment has been filed, (B) of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction or of the initiation or threat of any proceeding for any such purpose, and (C) of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Parent will provide Company and its counsel with a reasonable opportunity to review and comment on (and will consider such comments in good faith) (x) the Registration Statement (including the Proxy Statement-Prospectus) prior to its being filed with the SEC, (y) all amendments and supplements to the Registration Statement (including the Proxy Statement-Prospectus) and, (z) except to the extent such response is submitted under confidential cover, all responses to requests for additional information and replies to comments of the SEC, prior to their being filed with, or sent to the SEC, and reasonable good faith consideration shall be given to any comments made by Company and its counsel. Parent will provide Company and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration

Statement, Parent shall use Commercially Reasonable Efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Company to mail such amendment or supplement to Company shareholders (if required under applicable Law).
(c)    Parent agrees to use Commercially Reasonable Efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.
Section 5.07    Regulatory Filings; Consents.
(a)    Each of Parent and Company and their respective Subsidiaries shall cooperate and use their Commercially Reasonable Efforts (i) to prepare all documentation (including the Registration Statement and Proxy Statement-Prospectus), to make all filings with, to send all notices to, and to obtain all Permits, consents, approvals and authorizations of, all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including without limitation, the Closing Regulatory Approvals and the consents, approvals and notices under the Contracts set forth on Section 3.05(c), (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Parent be required to agree to any prohibition, limitation, or other requirement which would (A) materially prohibit or materially limit the ownership or operation by Parent or any Parent Subsidiary (including Company and any Company Subsidiary after Closing) of all or any material portion of its business or assets, (B) compel Parent or any Parent Subsidiary (including Company and any Company Subsidiary after Closing) to dispose of all or any material portion of its business or assets, (C) cause any portion of any Company Regulatory Agreement to be enforceable against Parent or Parent Bank after the Merger, or (D) be reasonably expected to have a Material Adverse Effect on the Surviving Entity, taken as a whole (together, the “Burdensome Conditions”). Without limiting the generality of the foregoing, as soon as practicable and in no event later than sixty (60) days after the date of this Agreement, Parent and Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Closing Regulatory Approvals and any other Permits, consents, approvals and authorizations of any Governmental Authority necessary to consummate the transactions contemplated hereby (including the Merger and the Bank Merger). Subject to applicable Law, (w) Parent and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with obtaining any Regulatory Approval, (x) each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with obtaining any Regulatory Approval, (y) Parent and Company shall each furnish to the other for review a copy of each such filing made in connection with obtaining any Regulatory Approval prior to its filing and (z) Parent and Company will notify the other promptly and shall promptly furnish the other with copies of any communication from any Governmental Authority received by it with respect to the effort to obtain and receipt of Regulatory Approvals (and its response thereto); provided, that in no event shall Parent, Parent Bank, Company or Company

Bank be obligated to provide or otherwise disclose to the other confidential supervisory information regarding themselves, or any of their respective Subsidiaries or Affiliates.
(b)    Company will use Commercially Reasonable Efforts, and Parent shall reasonably cooperate with Company at Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations with respect to any Contracts set forth on Section 3.05(c) of the Company Disclosure Schedule and all Leases set forth on Section 3.30(e) of the Company Disclosure Schedule; provided, that, except as otherwise contemplated by this Agreement, neither Company nor any Company Subsidiary will be required to make any payment to or grant any concessions to any third party in connection therewith. Each party will, to the extent permitted by applicable Law, notify the other party promptly and promptly furnish the other party with copies of notices or other communications received by such party or any of its Subsidiaries from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). Company and Parent will reasonably consult with each other and their respective representatives so as to permit Company and Parent and their respective representatives to be knowledgeable regarding the status of such effort, cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
Section 5.08    Publicity. Parent and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that Parent and Company may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of NASDAQ. It is understood that Parent shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.09    Access; Current Information.
(a)    During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), Company and Parent shall, for the purposes of verifying the representations and warranties of Parent and Parent Bank and Company and Company Bank, respectively, and preparing for the Merger and the other matters contemplated by this Agreement, (i) upon reasonable notice and subject to applicable Laws, afford the other party and its officers, employees, counsel, accountants and other authorized representatives access, during normal business hours, to its and its Subsidiaries’ books, records (including, without limitation, Tax Returns and, subject to the consent of the independent auditors, work papers of independent auditors), information technology systems, properties and personnel and to such other information as the other party may reasonably request, and (ii) furnish to the other party, upon reasonable request, all such other information concerning its business, properties, personnel and Subsidiaries that is substantially similar in scope to the information provided to the other party in connection with its diligence review prior to the date of this Agreement. Any investigation pursuant to this Section 5.09 shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its Subsidiaries.
(b)    During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), Company will cause one or more of its designated representatives to confer with representatives of Parent and report the general status of its ongoing operations, at such times and in such manner as Parent may reasonably request.
(c)    During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), each of Parent and Company will promptly notify the other party in writing of any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, or which is necessary to correct any information in such party’s Disclosure Schedule that has been rendered materially inaccurate thereby. Each such notice shall include, or be accompanied by, a proposed supplement or amendment to such party’s Disclosure Schedule regarding such matter (a “Schedule Supplement”). Each Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, as of the date of this Agreement and as of the Closing Date; provided, however, that if the matter which is the subject of the Schedule Supplement constitutes or relates to something that could provide Parent with a right to terminate this Agreement in accordance with Section 7.01(e) and Parent does not elect to terminate this Agreement prior to the earlier of (i) five (5) Business Days after the expiration of the applicable cure period and (ii) the Expiration Date, then Parent shall be deemed to have irrevocably waived any right to terminate this Agreement on account of such matter.
(d)    No investigation by a party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party or its Subsidiary bank set forth in this Agreement, or the conditions to the respective obligations of Parent and Company to consummate the transactions contemplated hereby.
(e)    Notwithstanding anything in this Section 5.09 to the contrary, no party shall be required to provide the other party with access or disclose information where such access or disclosure would, in the reasonable opinion of such party’s counsel, jeopardize the attorney-client privilege of the such party, or contravene any binding Contract entered into by such party prior to the date of this Agreement or any Law, Order or fiduciary duty applicable to such party. In the event any of the restrictions in this Section 5.09(e) shall apply, each party shall use Commercially Reasonable Efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
Section 5.10    No Solicitation by Company; Superior ProposalsSubject to Section 5.10(b), Company and Company Bank shall not, and shall instruct their respective Subsidiaries, officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Parent or any Parent Subsidiary) any information or data with respect to Company or any Company Subsidiary or otherwise in furtherance of an Acquisition Proposal; (iii) release any Person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which Company is a party in furtherance of an Acquisition Proposal, unless, with respect to any such standstill agreement, the Company Board reasonably determines in good faith, after consultation with its outside legal counsel, that the enforcement of, or the failure to provide such release or waiver with respect to, any such standstill agreement would be inconsistent with its fiduciary duties under applicable Law; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal (other than a confidentiality agreement permitted by Section 5.10(b)); provided, however, that nothing in this Section 5.10(a) shall prohibit Company, the Company Board or any Company Representatives from making any inquiries with respect to any Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal to enable the Company Board to make the determination described in Section 5.10(b). Any violation of the foregoing restrictions by Company or any Company Representative, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Agreement by Company. Company and Company Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
(a)    Notwithstanding Section 5.10(a) or any other provision of this Agreement, at any time prior to obtaining the Requisite Company Shareholder Approval, Company may take any of the actions described in Section 5.10(a) if, but only if, (i) Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.10; (ii) the Company Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that (a) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (b) the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; and (iii) prior to furnishing or affording access to any information or data with respect to Company or any Company Subsidiary or otherwise relating to an Acquisition Proposal, Company receives from such Person a confidentiality agreement with terms no less favorable to Company than those contained in the confidentiality agreement with Parent (it being understood that nothing therein shall have the effect of a standstill provision). Company shall promptly provide to Parent any non-public information regarding Company or Company Subsidiaries provided to any other Person which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.
(b)    Company shall promptly (and in any event within 24 hours notify Parent in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Company or the Company

Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement or any such disclosure would jeopardize attorney-client privilege). Company agrees that it shall keep Parent informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications of any material terms to such proposal, offer or request).
(c)    Subject to Section 5.10(e), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Parent, or take any other action or make any other public statement inconsistent with, the Company Recommendation; (ii) fail to publicly affirm the Company Recommendation within five (5) Business Days following a request by Parent (or such fewer number of days as remains prior to the Company Meeting); (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; (iv) resolve to take, or publicly announce an intention to take, any of the foregoing actions (each of (i), (ii), (iii) or (iv) a “Company Subsequent Determination”); or (v) enter into (or cause Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (a) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.10(b)) or (b) requiring Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(d)    Notwithstanding Section 5.10(d) or any other provision of this Agreement, prior to obtaining the Requisite Company Shareholder Approval, the Company Board (or any committee thereof) may make a Company Subsequent Determination after the fifth (5th) Business Day following Parent’s receipt of a notice (the “Notice of Determination”) from Company informing Parent that the Company Board (or such committee) has determined in good faith, after consultation with outside legal counsel and its financial advisor, that an Acquisition Proposal constitutes a Superior Proposal and the failure to make a Company Subsequent Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law (it being understood that the initial determination under this clause will not be considered a Company Subsequent Determination), but only if: (i) the Notice of Determination includes or is accompanied by the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, including copies of any proposed material agreements providing for such Superior Proposal; (ii) during the five (5) Business Day period after receipt of the Notice of Determination (the “Notice Period”), Company and the Company Board shall have negotiated in good faith with Parent, to the extent Parent desires to negotiate, to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been irrevocably proposed by Parent in writing before expiration of the Notice Period, the Company Board has again in good faith, after consultation with outside legal counsel and its financial advisor, made the determination that such Acquisition Proposal constitutes a Superior Proposal and the failure to make a Company Subsequent Determination with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law. In the event of any material revisions to an Acquisition Proposal that is the subject of a Notice of Determination and that occur prior to a Company Subsequent Recommendation, Company shall be required to deliver a new Notice of Determination to Parent and again comply with the requirements of this Section 5.10(e), except that the Notice Period shall be reduced to three (3) Business Days.
(e)    Nothing contained in this Section 5.10 shall prohibit Company or the Company Board from complying with Company’s obligations contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or from making any other disclosure to Company’s shareholders that is required by applicable Law; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure, in which case, for the avoidance of doubt, such disclosure will not be considered a Company Subsequent Determination.
Section 5.11    Indemnification.
(a)    For a period of six years from and after the Effective Time, to the fullest extent permitted by applicable Law and the articles of incorporation and bylaws of Company in effect on the date of this Agreement, and in any event subject to the provisions of Section 5.11(b), Parent shall (i) indemnify and hold harmless the present and former directors and officers of Company and Company Bank (the “Indemnified Parties”) against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actual or threatened Legal Proceeding arising out of actions or omissions of such Persons in the course of performing their duties for Company or any Company Subsidiary occurring at or before the Effective Time (including in connection with the transactions contemplated by this Agreement) (each a “Claim”), and shall promptly advance expenses to each Indemnified Party from time-to-time as incurred in connection with a Claim, to the same extent as the Indemnified Parties have the right to expense advancement pursuant to applicable Law the articles of incorporation and bylaws of Company in effect on the date of this Agreement; provided, that each Indemnified Party to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances, if it is ultimately determined that such Person is not entitled to indemnification.
(b)    Any Indemnified Party wishing to claim indemnification under this Section 5.11 shall promptly notify Parent upon learning of any Claim, provided, that failure to so notify shall not affect the obligation of Parent under this Section 5.11, unless, and only to the extent that, Parent is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) (A) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Party for any legal expenses for other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by Parent would create an actual or potential conflict of interest (in which case, Parent shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one separate counsel in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted (if the Claim involves more than one Indemnified Party, Parent shall only be obligated to pay for one separate counsel and one local counsel for all Indemnified Parties)), and (B) such Indemnified Party will cooperate in the defense of any such matter, (ii) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed) and Parent shall not settle any Claim without such Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), and (iii) Parent shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws, whether or not related to banking Laws.
(c)    Subject to the terms described in this Section 5.11(c), Parent shall (i) maintain in effect for a period of six (6) years following the Effective Time, Company’s current directors’ and officers’ liability insurance policies covering the Indemnified Parties, (ii) obtain, as of the Effective Time, “tail” insurance policies with a claims period of six (6) years following the Effective Time with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the Indemnified Parties as the policies currently provided by Company, or (iii) purchase and provide for a period of six (6) years following the Effective Time, directors’ and officers’ liability insurance policies from a carrier assigned a claims paying ability rating by A.M. Best Company, Inc. of “A (Excellent)” or higher with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the Indemnified Parties as the policies currently provided by Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that in no event shall Parent be required to expend per year pursuant to this Section 5.11(c) more than one hundred fifty percent (150%) of the annual cost currently expended by Company with respect to such insurance (the “Maximum D&O Premium”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum D&O Premium, Parent shall maintain or procure the most advantageous policies of directors’ and officers’ insurance (or “tail” coverage obtainable for a premium equal to the Maximum D&O Premium. In connection with the foregoing, Company agrees that in order for Parent to fulfill its obligations pursuant to this Section 5.11(c), Indemnified Parties may be required to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request.

(d)    If, following the Effective Time, Parent or any of its successors and assigns (i) shall consolidate with or merge into any Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 5.11.
(e)    These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party. After the Effective Time, the obligations of Parent under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.11 that is denied by Parent, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expense, in whole or in part, then Parent or the Surviving Entity shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with enforcing such claim against Parent.
(f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any Company Subsidiary for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to or in substitution for any such claims under such policies.
(g)    Nothing in this Agreement shall be construed as requiring Parent Bank to indemnify, hold harmless, release, guarantee the obligations of, or purchase or acquire assets or liabilities of, Parent or any Affiliate of Parent.
(h)    Nothing in this Agreement shall be construed as requiring Company Bank to indemnify, hold harmless, release, guarantee the obligations of, or purchase or acquire assets or liabilities of, Company or any Affiliate of Company.
Section 5.12    Employees; Benefit Plans.
(a)    With respect to any Parent Benefit Plan in which any employee of the Company or any Company Subsidiary on the Closing Date (the “Continuing Employees”) will participate, Parent shall, or shall cause the Company to, recognize, for vesting and eligibility purposes, all service of the Continuing Employees with the Company or any Company Subsidiary (including any predecessors thereof) as if such service were with Parent; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Company Benefit Plan.
(b)    For a period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall provide each Continuing Employee with an annual base salary or wage level, as applicable, at least equal to that provided to such Continuing Employee immediately prior to the Closing Date, provided that such Continuing Employee remains in the same position following the Closing Date.
(c)    Parent shall use Commercially Reasonable Efforts to (i) waive or cause to be waived any waiting periods, evidence of insurability requirements, or pre-existing condition limitations and similar limitations with respect to participation and coverage requirements applicable to the Continuing Employees and (ii) provide each Continuing Employee with full credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under such group health plan.
(d)    Parent shall provide, or shall cause the Company to provide, severance benefits to any Continuing Employee whose employment is terminated following the Closing Date with severance benefits that are at least as favorable as those that would have been payable to a similarly situated employee of Parent.
(e)    This Section 5.12 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.12, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.12.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.12 shall not create any right in any Employee or any other Person to any continued employment with the Company or its Subsidiaries, Parent or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
(f)    Parent and Company shall cooperate in good faith to mitigate the impact of Section 280G of the Code on the Company. The determination as to whether and to what extent any payments to the Company’s “disqualified individuals” would constitute an excess “parachute payment” as those terms are defined in Section 280G of the Code shall be made by Hunton Andrews Kurth LLP, taking into account the value of any reasonable compensation for services to be rendered by any such individual before or after the Closing Date, including any agreement not to render services to competitors pursuant to any non-competition provisions that may apply to any such individual to the extent permitted by Section 280G of the Code and the regulations promulgated thereunder, with review and approval of such calculations and determinations by counsel for Parent. Company and Parent shall cooperate with the Hunton Andrews Kurth LLP in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 5.12(f).
Section 5.13    Exemption from Liability Under Section 16(b). Prior to the Effective Time, Company and Parent shall take all commercially reasonable steps as may be required to cause any dispositions of Company Stock or Company Stock Awards and any acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by each director or officer of Company who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

Section 5.14    Notification of Certain Changes. Parent and Company shall promptly advise the other party of any change or event (a) having, or which could reasonably be expected to have a Material Adverse Effect or (b) which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its Subsidiary bank’s representations, warranties or covenants contained herein, which breach could reasonably be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6 to be satisfied on the Closing Date, provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.14, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying change or event would independently result in a failure of any of the conditions set forth in Section 6.02 or Section 6.03 to be satisfied on the Closing Date.
Section 5.15    Transition; Informational Systems Conversion. From and after the date hereof, each of Parent and Company shall use its Commercially Reasonable Efforts to facilitate the integration of Company and Company Subsidiaries with the business of Parent and Parent Subsidiaries following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and Company Subsidiaries (the “Informational Systems Conversion”) in such a manner reasonably sufficient to provide reasonable assurances that a successful Informational Systems Conversion will occur. The Informational Systems Conversion will occur, at such date as may be specified by Parent, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Without limiting the generality of the foregoing, Company shall, subject to any such applicable Laws: (i) reasonably cooperate with Parent to establish a project plan as specified by Parent to effectuate the Informational Systems Conversion; (ii) use Commercially Reasonable Efforts to have Company’s outside contractors continue to support both the Informational Systems Conversion effort and its ongoing needs until the Informational Systems Conversion can be established; (iii) provide, or use Commercially Reasonable Efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent for use in planning the Informational Systems Conversion, as soon as reasonably practicable; (iv) provide reasonable access to Company’s personnel and facilities and its outside contractors’ personnel and facilities, to the extent necessary to enable the Informational Systems Conversion effort to be completed on schedule; and (v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the Contracts of outside data, item and other processing contractors or other third-party vendors to which Company or any Company Subsidiary is bound, if requested to do so by Parent, to the extent permitted by such Contracts; provided, that Company shall not be required to take any action under this Section 5.15 that, after consultation with Parent regarding Company’s concerns in the matter, is reasonably likely to prejudice or adversely affect in any material respect its rights under any such Contracts in the event the Closing does not occur. Company shall pay any reasonable out of pocket expenses due third parties incurred in connection with the actions described in this Section 5.15. Such access as contemplated by this Section 5.15 shall be conducted by Parent in a manner which does not adversely affect the normal operations of Company or Company Bank and neither Company nor Company Bank shall be required to provide access to or disclose information (i) which would jeopardize the attorney-client privilege of Company or Company Bank or contravene any binding Contract entered into prior to the date of this Agreement or any Law,

Order or fiduciary duty, (ii) except as otherwise provided in this Agreement, relating to an Acquisition Proposal, a Superior Proposal, a Company Subsequent Determination or any matters related thereto, or (iii) except as otherwise provided in this Agreement, related to Company’s or Company Bank’s directors’, officers’, employees’, accountants’, counsels’, advisors’ (including investment bankers), agents’, or other representatives’, consideration of, or deliberations regarding, the transactions contemplated by this Agreement.
Section 5.16    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company or Company Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Parent or Parent Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
Section 5.17    Environmental Matters.
(a)    Phase I Assessments. For any Company Owned Property, any Company OREO Property and any Company Leased Property which is identified by Parent within fifteen (15) days following the date of this Agreement, Parent may, at its sole cost and expense, obtain, within sixty (60) days after the date of such notice, written reports of a Phase I ESA for each such property, prepared by an environmental consultant experienced in performing Phase I ESAs of real property (“Environmental Consultant”) and acceptable to Company. Each Phase I ESA shall be delivered in counterparts to Parent and Company. The Environmental Consultant will include customary language allowing both Parent and Company to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I ESA to Company and Parent for review and comment prior to the finalization of such report. Notwithstanding the foregoing, except as set forth in this Section, neither Parent nor the Environmental Consultant will conduct or cause to be conducted any invasive, intrusive or destructive inspections or other sampling or testing on the Company Owned Property or Company Leased Property, including, without limitation, of the air, soil, soil gas, vapors, surface water, groundwater, building materials or other environmental media, thereon.
(b)    Phase II Assessments. In the event any Phase I ESA (including a Phase I ESA that Company or any Company Subsidiary caused to be performed within one (1) year prior to the date of this Agreement) discloses such property may be impacted or have its use restricted by any Recognized Environmental Condition or Historical Recognized Environmental Condition (as each term is defined by ASTM E1527-13) for which Parent or Parent Subsidiaries would be liable and that, in the good faith reasonable belief of Parent, would result in a material liability to Company or any Company Subsidiary following the Effective Time and as such warrants further review or investigation, Parent shall reasonably promptly give notice of the same (a “Phase I Notice”) to Company no later than five (5) Business Days following Parent’s receipt of the relevant Phase I ESA. Company may then, in its sole and absolute discretion and without any obligation whatsoever to do so, within an additional twenty (20) day period, retain the Environmental Consultant to conduct a Phase II environmental site assessment in accordance with ASTM Standard E1903-11 (“Phase II

ESA”) of the relevant property or facility; provided, however, that such Phase II ESA shall be completed, and a written report of the Phase II ESA prepared, no later than sixty (60) days after Company receives from Parent the Phase I Notice for the relevant property; and provided further, that with respect to any Company Leased Property, Company will use Commercially Reasonable Efforts to obtain the relevant property owner’s consent for such Phase II ESA. Parent acknowledges and understands that such consent may not be able to be obtained. The scope of the Phase II ESA shall be mutually determined by Parent and Company in their reasonable discretion after consultation with the other party, and all reasonable costs and expenses associated with such Phase II ESA testing and report shall be borne by Parent. Company shall provide copies of the draft and final Phase II ESA reports, if any, to Parent promptly following the receipt of any such report by Company.
(c)    Remediation Estimates. In the event any Phase II ESA confirms the presence of any environmental contamination, including, without limitation, a release or threat or release from an abandoned underground storage tank or the presence of other Hazardous Substances, in each case in concentrations above applicable standards under applicable Environmental Laws, or if Company chooses not to conduct Phase II ESA as reasonably requested by Parent pursuant to Section 5.17(b), Parent may elect to require Company to obtain, prior to the Closing Date and as soon as reasonably practical but in no event more than sixty (60) days after Parent receives the relevant Phase I ESA or Phase II ESA, and at Company’s sole cost and expense, from the Environmental Consultant or another nationally recognized contractor mutually acceptable to the parties, a written good faith estimate of the minimum cost and expense necessary to further investigate, remediate, cleanup, abate, restore and otherwise address such Recognized Environmental Condition, Historical Recognized Environmental Condition, or environmental contamination to the extent required or allowed by and in accordance with Environmental Laws, including the NMVRA, and, to the extent required, to the satisfaction of any relevant Governmental Authority, assuming the continued residential, commercial or industrial use of the relevant property and employing risk-based remedial standards and institutional controls where applicable (a “Remediation Estimate”). Company shall provide to Parent any Remediation Estimate requested within five (5) business days of Company’s receipt thereof. Company shall, upon Parent’s reasonable request, cause all Remediation Estimates to be updated through the Closing Date.
(d)    Remediation Adjustment and Termination. Should the sum of all Remediation Estimates (to the extent the costs reflected in such estimates will or are reasonably expected to be incurred by Company or any Company Subsidiary, and taking into account any tax credits, deductions or benefits or insurance coverage, in each case, that the parties agree is reasonably likely to be available to Company or any Company Subsidiary in connection with the incurrence of such costs) exceed $250,000 in the aggregate, the Aggregate Cash Consideration shall be decreased by the amount by which the sum of all Remediation Estimates exceeds $250,000 (such amount, the “Remediation Adjustment”). Should the sum of all Remediation Estimates (to the extent the costs reflected in such estimates will or are reasonably expected to be incurred by Company or any Company Subsidiary, and taking into account any tax credits, deductions or benefits or insurance coverage, in each case, that the parties agree is reasonably likely to be available to Company or any Company Subsidiary in connection with the incurrence of such costs) exceed $2,500,000 in the aggregate (the “Environmental Limit”), Parent may elect (a) to terminate this Agreement pursuant to Section 7.01(j) or (b) to decrease the Aggregate Cash Consideration by the Remediation Adjustment.
(e)    Cooperation. Notwithstanding anything in this Section 5.17 to the contrary, Company shall keep Parent reasonably apprised of all activities and actions contemplated by this Section 5.17, and Company and Parent shall cooperate fully with one another with respect to the matters required by this Section 5.17.
(f)    Prior Disclosure. Notwithstanding anything to the contrary in this Agreement, all matters that have been previously disclosed by Company to Parent shall be disregarded for purposes of, and shall not constitute any type of exception to, this Section 5.17 and shall have no effect on the determination of any Remediation Estimate.
Section 5.18    Certain Litigation. Company shall promptly advise Parent orally and in writing of any actual or threatened Legal Proceeding against Company and/or the members of the Company Board related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Company shall: (i) permit Parent to review and discuss in advance, and consider in good faith the views of Parent in connection with, any proposed written or oral response to such Legal Proceeding; (ii) furnish Parent’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such Legal Proceeding; (iii) consult with Parent regarding the defense or settlement of any such Legal Proceeding, give due consideration to Parent’s advice with respect to such Legal Proceeding and not settle any such Legal Proceeding prior to such consultation and consideration; provided, however, that Company shall not settle any such Legal Proceeding if such settlement requires the payment of money damages of $50,000 or more, without the written consent of Parent (such consent not to be unreasonably withheld or delayed) unless the payment of any such damages by Company is reasonably expected by Company, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Company) under Company’s existing director and officer insurance policies, including any tail policy.
Section 5.19    Director Matters; Board Packages. Company shall use Commercially Reasonable Efforts to cause to be delivered to Parent resignations of all the directors of Company and Company Subsidiaries, such resignations to be effective as of the Effective Time. Company shall distribute by overnight mail with an electronic copy by email, a copy of any Company or Company Bank board package, including the agenda, any draft minutes and any reports (including any internal management financial control reports showing actual financial performance against plan and previous period, and reports relating to financial performance and risk management), to Parent at the same time in which it distributes a copy of such package to the Company Board and board of directors of Company Bank, as the case may be; provided, however, that Company shall not be required to disclose to Parent any documents (a) which would jeopardize the attorney-client privilege of Company or Company Bank or contravene any binding Contract entered into prior to the date of this Agreement or any Law, Order or fiduciary duty, (b) except as otherwise provided in this Agreement, relating to an Acquisition Proposal, a Superior Proposal, a Company Subsequent Determination or any matters related thereto, or (c) except as otherwise provided in this Agreement, related Company’s or Company Bank’s directors’, officers’, employees’, accountants’, counsels’, advisors’ (including investment bankers), agents’, or other representatives’, consideration of, or deliberations regarding, the transactions contemplated by this Agreement.
Section 5.20    Coordination.
(a)    Prior to the Effective Time, senior officers of Company and Parent shall meet from time to time as Parent may reasonably request, not less frequently than monthly, to prepare the parties for integration of the operations of Company and Company Bank with Parent and Parent Bank and to review the financial and operational affairs of Company and Company Subsidiaries, and Company shall give due consideration to Parent’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Parent nor Parent Bank shall, under any circumstance, be permitted to exercise control of Company or any Company Subsidiary prior to the Effective Time. Company shall permit representatives of Parent to be onsite at Company to facilitate integration of operations and assist with any other coordination efforts as necessary.
(b)    Company shall, consistent with GAAP and regulatory accounting principles, use Commercially Reasonable Efforts to adjust, at Parent’s reasonable request, internal control procedures which are consistent with Parent’s and Parent Bank’s current internal control procedures to allow Parent to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such adjustments need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).
(c)    Parent and Company shall reasonably cooperate (i) to minimize any potential adverse impact to Parent under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to take reasonable steps to maximize potential benefits to Parent and Parent Subsidiaries under Section 382 of the Code in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws.
(d)    Following the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b) and prior to the Effective Time, Company shall, upon Parent’s reasonable request, introduce Parent and its representatives to suppliers of Company and Company Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Parent. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), each party shall, upon the reasonable request of the other party, introduce the other party and its representatives to its customers and those of its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Parent. Any interaction between Parent and Company and any of their Subsidiaries’ customers and suppliers shall be coordinated by the parties and no discussions, meetings or communications between a party’s customers and suppliers shall occur without the presence of a representative of, or the prior written approval of, such party.
(e)    Company Bank shall execute such certificates or articles of combination and such other documents and certificates as may be reasonably requested by Parent to effectuate the Bank Merger.

Section 5.21    Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, each of Company and Parent, and their respective subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including but not limited to trade secrets of the disclosing party. Each party hereto acknowledges and agrees that it will not use the non-public, proprietary and/or confidential information received by it pursuant to this Agreement and in connection with the transactions contemplated by this Agreement in violation of this Agreement or any other agreements related to the transactions contemplated by this Agreement, unless such information has been made available to the public generally by the owner thereof or such party is required to disclose such information by a Governmental Authority; provided, however, that a party may disclose such information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with the Agreement or the transactions contemplated by this Agreement or (ii) to any existing or prospective Affiliate, partner, member, shareholder, or wholly-owned subsidiary of such party in the ordinary course of business, provided, that such party informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information.
Section 5.22    Tax Matters. The parties intend that the Merger qualify as a 368 Reorganization and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. From and after the date of this Agreement and until the Effective Time, each of Parent and Company shall use its Commercially Reasonable Efforts to cause the Merger to qualify as a 368 Reorganization, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as 368 Reorganization, and each of Parent and Company shall use its Commercially Reasonable Efforts to obtain the opinions referred to in Section 6.01(e).
Section 5.23    Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued by Parent to the shareholders of Company pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and non-assessable.
Section 5.24    Closing Date Share Certification. At least two (2) Business Days prior to the Closing Date, Company shall deliver to Parent the Closing Date Share Certification.
Section 5.25    Company Bank and Parent Bank Approval. Promptly following Parent’s determination to proceed with the Bank Merger, (a) Company, as the sole shareholder of Company Bank, shall approve this Agreement and the Bank Merger (the “Company Bank Shareholder Approval”), and (b) Parent, as the sole shareholder of Parent Bank, shall approve this Agreement and the Bank Merger (the “Parent Bank Shareholder Approval”) to be effective after the Effective Time. Promptly following execution of this Agreement, Company, as the sole shareholder of Company Bank, and Parent, as the sole shareholder of Parent Bank, shall approve the Plan of Bank Merger.

Section 5.26    Title Insurance. For each Company Owned Property and Company OREO Property, improved or vacant, whether for Company or Company Subsidiary operations or branches, or acquired through foreclosure or deed in lieu thereof, Company will provide an ALTA Owner’s Policy of Title Insurance, with customary endorsements and without exception for survey, together with a title report or commitment showing any matters of title recorded against the subject property from the date of issuance of the applicable title insurance policy through a date no earlier than fifteen (15) days prior to Closing.  In the event that there is no existing title insurance policy for a particular property, for each such property, Company will provide a new ALTA Owner’s Policy of Title Insurance, with an insured value no less than the value therefor disclosed in the appraisals provided to Parent, with customary endorsements and without exception for survey or matters within the Knowledge of the Company as of the policy date.
ARTICLE 6.
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01    Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Parent and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by Parent or Company prior to the Closing Date of each of the following conditions:
(a)    Shareholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Company Shareholder Approval, and the number of shares held by Dissenting Shareholders shall not exceed 10% of the number of shares of Company Common Stock issued and outstanding immediately prior to the Closing Date.
(b)    Regulatory Approvals; No Burdensome Condition. All Closing Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. No Governmental Authority shall have imposed any term, condition or restriction upon Parent or any Parent Subsidiary that is a Burdensome Condition.
(c)    No Injunctions or Restraints; Illegality. No Order preventing the consummation of any of the transactions contemplated hereby shall be in effect. No Law or Order shall have been enacted, entered into, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
(d)    Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and not withdrawn.
(e)    Tax Opinions Relating to the Merger. Parent and Company, respectively, shall have received opinions from Holland & Knight LLP and Hunton Andrews Kurth LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Company and Parent, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income Tax purposes as 368 Reorganization and that each of Parent and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering their opinions, Holland & Knight LLP and Hunton Andrews Kurth LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of Company and Parent, in form and substance reasonably acceptable to such counsel.
(f)    Listing. The shares of Parent Common Stock to be issued to the non-dissenting holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.
Section 6.02    Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Parent and Parent Bank set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except as to any representation and warranty that specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. Company shall have received a certificate dated as of the Closing Date, signed on behalf of Parent and Parent Bank by an executive officer of Parent or Parent Bank, as applicable, to such effect.
(b)    Performance of Obligations of Parent. Parent and Parent Bank shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer and signed on behalf of Parent Bank by its Chief Executive Officer or Chief Financial Officer, to such effect.
(c)    No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had a Material Adverse Effect with respect to Parent or Parent Bank and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have or result in a Material Adverse Effect with respect to Parent or Parent Bank.
(d)    Company Directors. The Company Directors shall become members of the Board of Parent as of the Effective Time.
(e)    Exchange Agent Certificate. Company shall have received a certificate from the Exchange Agent certifying its receipt of sufficient cash and irrevocable authorization to issue shares of Parent Common Stock to satisfy Parent’s obligations to pay the Aggregate Cash Consideration and the Aggregate Stock Consideration pursuant to Article 2.

Section 6.03    Conditions to Obligations of Parent. The obligations of Parent to consummate the Merger are subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Company and Company Bank set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except as to any representation and warranty that specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material” or “Material Adverse Effect”) shall be true and correct in all respects at and as of the Closing Date. Parent shall have received a certificate dated as of the Closing Date, signed on behalf of Company and Company Bank by an executive officer of Company or Company Bank, as applicable, to such effect.
(b)    Performance of Obligations of Company. Company and Company Bank shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of Company by Company’s Chief Executive Officer and Chief Financial Officer and on behalf of Company Bank by its Chief Executive Officer and Chief Financial Officer, to such effect.
(c)    Form 5330. Company shall have filed Form 5330 with the Internal Revenue Service relating to the incident that is the subject of the DOL “No Action” letter dated September 14, 2018; provided that if Company determines, and Parent agrees, that no such form is required, the actions set forth in this Section 6.03(c) shall not be required.
(d)    Deposits. Total Non-Maturity Deposits shall be equal to or greater than $868,864,000.
(e)    No Material Adverse Effect. Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had a Material Adverse Effect with respect to Company or Company Bank and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have in a Material Adverse Effect with respect to Company or Company Bank.
Section 6.04    Frustration of Closing Conditions. Neither Parent nor Company may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations hereunder.

ARTICLE 7.
TERMINATION
Section 7.01    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)    Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Parent and Company.
(b)    No Regulatory Approval. By Parent or Company in the event any Closing Regulatory Approval shall have been denied by final, non-appealable action by the applicable Governmental Authority or an application therefor shall have been withdrawn at the request of the applicable Governmental Authority; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7.01(b) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth in this Agreement.
(c)    Reduced Valuation. By Company by delivering written notice to Parent at any time during the five (5) Trading Day period commencing on the Determination Date if both of the following conditions are satisfied: (i) the Average VWAP as of the Determination Date is less than 80% of the Initial VWAP (such Average VWAP, the “Triggering VWAP”); and (ii) the number obtained by dividing the Triggering VWAP by the Initial VWAP (rounding to four decimal places) is less than the number obtained by dividing the Final Index Price by the Initial Index Price (rounded to four decimal places) (such quotient, the “Index Ratio”), minus .20; provided, however, that if Company elects to terminate pursuant to this Section 7.01(c) and provides such written notice to Parent, then within two (2) Business Days following Parent’s receipt of such notice, Parent may elect by written notice to Company to reinstate the Merger and the other transactions contemplated by this Agreement and (A) adjust the Exchange Ratio to equal a number equal to the lesser of (1) a quotient (rounded to the nearest one-thousandth), the numerator of which is $10.46 and the denominator of which is the Triggering VWAP and (2) a quotient (rounded to the nearest one-thousandth), the numerator of which is $10.46 and the denominator of which is the Triggering VWAP, multiplied by the Index Ratio, or (B) in the alternative, not adjust the Exchange Ratio, and, in lieu thereof, add an amount in cash to the Per Share Cash Consideration such that each holder of Company Common Stock would be entitled to receive, in respect of each share of Company Common Stock, the equivalent value, based on the Triggering VWAP, for each such share of Company Common Stock as such holder would have received had the Exchange Ratio been adjusted in accordance with clause (A). If Parent makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 7.01(c) and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been adjusted). If Parent, during such time as it belongs to the Index, declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Parent Common Stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the Parent Common Stock shall be proportionately and appropriately adjusted for the purpose of applying this Section 7.01(c).

(d)    No Shareholder Approval. By either Parent or Company (provided, in the case of Company, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the Requisite Company Shareholder Approval at the Company Meeting.
(e)    Breach of Representations and Warranties.
(i)    By Parent (provided, that neither Parent nor Parent Bank is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that Company would be entitled not to consummate this Agreement) if there shall have been a breach of any representation or warranty by Company or Company Bank, which breach, either individually or in the aggregate with any other breaches by Company or Company Bank, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.03(a) to be satisfied, and which breach is not cured within thirty (30) days after receipt by Company of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.
(ii)    By Company (provided, that neither Company nor Company Bank is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that Parent would be entitled not to consummate this Agreement) if there shall have been a breach of any representation or warranty by Parent or Parent Bank, which breach, either individually or in the aggregate with any other breaches by Parent or Parent Bank, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.02(a) to be satisfied, and which breach is not cured within thirty (30) days after receipt by Parent of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.
(f)    Breach of Covenants.
(i)    By Parent (provided, that neither Parent nor Parent Bank is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that Company would be entitled not to consummate this Agreement) if there shall have been a material breach of any covenant or agreement set forth in this Agreement by Company or Company Bank, which breach, either individually or in the aggregate with any other covenant breaches by Company or Company Bank, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.03(b) to be satisfied, and which breach is not cured within thirty (30) days after receipt by Company of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.
(ii)    By Company (provided, that neither Company nor Company Bank is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that Parent would be entitled not to consummate this Agreement) if there shall have been a material breach of any covenant or agreement set forth in this Agreement by Parent or Parent Bank, which breach, either individually or in the aggregate with any other covenant breaches by Parent or Parent Bank, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.02(b) to be satisfied, and which breach is not cured within thirty (30) days after receipt by Parent of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.
(g)    Delay. By either Parent or Company if the Merger shall not have been consummated on or before June 30, 2019 (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, if additional time is necessary in order to obtain any Closing Regulatory Approvals, the Expiration Date shall be automatically extended for one additional three-month period.
(h)    Company Failure to Recommend; Etc. In addition to and not in limitation of Parent’s termination rights under Section 7.01(e)(ii), by Parent prior to the Requisite Company Shareholder Approval being obtained if (i) there shall have been a material breach of Section 5.10 and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (ii) the Company Board (or any committee thereof) makes a Company Subsequent Determination.
(i)    Superior Proposal. By Company, at any time prior to the Requisite Company Shareholder Approval being obtained, in the event that the Company Board (or any committee thereof) makes a Company Subsequent Determination with respect to a Superior Proposal; provided, that Company has complied with all of its obligations under Section 5.10.
(j)    Environmental. By Parent, if the Environmental Limit is exceeded as provided under Section 5.17(d).
Section 7.02    Termination Fee; Liquidated Damages.
(a)    In recognition of the efforts, expenses and other opportunities foregone by Parent while structuring and pursuing the Merger, Company shall pay to Parent a termination fee equal to $9,500,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by Parent in the event of any of the following: (i) in the event Parent terminates this Agreement pursuant to Section 7.01(h) or Company terminates pursuant to Section 7.01(i), Company shall pay Parent the Termination Fee within two (2) Business Days after receipt of Parent’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to the Company Board or has been made directly to Company shareholders generally (and not withdrawn) and (a) thereafter this Agreement is terminated by either Parent or Company pursuant to Section 7.01(d) or Section 7.01(g) (without the Requisite Company Shareholder Approval having been obtained) or if this Agreement is terminated by Parent pursuant to Section 7.01(e)(i) or Section 7.01(f)(i), and (b) prior to the date that is twelve (12) months after the date of such termination, Company enters into any agreement to consummate, or consummates an Acquisition Transaction (and such Acquisition Transaction relates to the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Parent the Termination Fee, provided, that for purposes of this Section 7.02(a), all references in the definition of Acquisition Transaction to “20%” shall instead refer to “50%”.
(b)    The parties hereto agree and acknowledge that if Parent terminates this Agreement pursuant to Section 7.01(e)(i) or Section 7.01(f)(i) by reason of Company’s or Company Bank’s material breach of the provisions of this Agreement contemplated by Section 7.01(e)(i) or Section 7.01(f)(i) that is not timely cured as provided in such sections, the actual damages sustained by Parent, including the expenses incurred by Parent preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Parent being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that Company shall pay a reasonable estimate of the amount of such damages, which the parties agree is the sum of $2,000,000 (the “Liquidated Damages Payment”), as liquidated damages to Parent, which payment is not intended as a penalty, within two (2) Business Days after Parent’s notification of such termination. Any payment made under this Section 7.01(b) shall reduce on a dollar-for-dollar basis any payment that may be due under Section 7.01(a).
(c)    The parties hereto agree and acknowledge that if Company terminates this Agreement pursuant to Section 7.01(e)(ii) or Section 7.01(f)(ii) by reason of Parent’s or Parent Bank’s material breach of the provisions of this Agreement contemplated by Section 7.01(e)(ii) or Section 7.01(f)(ii) that is not timely cured as provided in such sections, the actual damages sustained by Company, including the expenses incurred by Company preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Company being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that Parent shall pay $2,000,000, which the parties agree is the Liquidated Damages Payment, as liquidated damages to Company, which payment is not intended as a penalty, within two (2) Business Days after Company’s notification of such termination.

(d)    Company and Parent each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would not enter into this Agreement; accordingly, if a party fails promptly to pay any amounts due under this Section 7.02, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of the other party (including reasonable legal fees and expenses) reasonably incurred in connection with such suit.
(e)    Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Company pays or causes to be paid to Parent the Termination Fee in accordance with Section 7.02(a), or, if applicable, the Liquidated Damages Payment in accordance with Section 7.02(b), none of Company, Company Bank, or any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of Company or Company Bank, will have any further obligations or liabilities to Parent or Parent Bank with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be Parent’s sole and exclusive remedy against Company, Company Bank and their respective Affiliates, representatives or successors in interest. For the avoidance of doubt, the parties agree that the fee payable under Section 7.02(a) shall not be required to be paid more than once. Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Parent pays or causes to be paid to Company the Liquidated Damages Payment in accordance with Section 7.02(c), none of Parent, Parent Bank, or any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of Parent or Parent Bank, will have any further obligations or liabilities to Company with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be Company’s sole and exclusive remedy against Parent, Parent Bank and their respective Affiliates, representatives or successors in interest.
Section 7.03    Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) to the other party hereto, except as provided in Section 7.02(d); provided, that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement. The provisions of this Section 7.03 and Sections 5.21, 7.02, 9.03 and 9.04 shall survive any termination hereof pursuant to Section 7.01.
ARTICLE 8.
DEFINITIONS
Section 8.01    Definitions. The following terms are used in this Agreement with the meanings set forth below:
“368 Reorganization” has the meaning set forth in the preamble to this Agreement.

“Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Parent), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.
“Acquisition Transaction” means (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Company or any Company Subsidiary; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, assets of Company or Company Subsidiaries representing, in the aggregate, twenty percent (20%) or more of the assets of the Company and Company Subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of Company; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty percent (20%) or more of any class of equity securities of Company; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Cash Consideration” means (a) the product of $1.84 and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, less (b) the Remediation Adjustment, if any.
“Aggregate Stock Consideration” means the product of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and the Exchange Ratio.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“ASC 320” means GAAP Accounting Standards Codification Topic 320.
“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than Company and Company Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any immediate family member of such Person.
“Assumed Stock Awards” has the meaning set forth in Section 2.03(b)(i).
“ASTM” has the meaning set forth in Section 5.01(b)(xxiii).
“ASTM Standard” has the meaning set forth in Section 5.01(b)(xxiii).

“Audited Financial Statements” has the meaning set forth Section 3.07(a).
“Average VWAP” means, as of any specified date, the daily volume weighted average price of the Parent Common Stock on the Trading Market on which the Parent Common Stock is then listed or quoted as reported by Bloomberg L.P. for the twenty (20) consecutive Trading Days ending on such date.
“Bank Director” has the meaning set forth in Section 1.04(c).
“Bank Merger” has the meaning set forth in the preamble to this Agreement.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“BHC Act” means the Bank Holding Company Act of 1956, as amended.
“Board of Parent” has the meaning set forth in Section 1.03(b).
“Board of Parent Bank” has the meaning set forth in Section 1.04(c).
“Book-Entry Shares” means any book-entry shares which, immediately prior to the Effective Time represented shares of Company Stock.
“Burdensome Conditions” has the meaning set forth in Section 5.07(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of New Mexico or the State of Missouri are authorized or obligated to close.
“Certificate” means any outstanding certificate, which immediately prior to the Effective Time represents one or more outstanding shares of Company Common Stock.
“Certificate of Merger” has the meaning set forth in Section 1.05(a).
“Claim” has the meaning set forth in Section 5.11(a).
“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).
“Closing Date Share Certification” means the certificate, delivered by an officer of Company on behalf of Company at the Closing, certifying the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
“Closing Regulatory Approvals” means any Regulatory Approvals necessary to consummate the Merger.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would use in similar circumstances to achieve such results as expeditiously as possible,

provided, that such Person is not required to expend funds or assume liability, debt, obligation, loss, damage, claim, cost or expenses (including reasonable attorneys’ fees), interest, penalties, amounts paid in settlement, Taxes, fines, judgements or assessments beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company 401(a) Plan” has the meaning set forth in Section 3.15(c).
“Company Bank” has the meaning set forth in the preamble to this Agreement.
“Company Bank Shareholder Approval” has the meaning set forth in Section 5.25.
“Company Benefit Plans” has the meaning set forth in Section 3.15(a).
“Company Board” means the Board of Directors of Company.
“Company Common Stock” means collectively, the Company Non-Voting Common Stock and the Company Voting Common Stock.
“Company Director” has the meaning set forth in Section 1.03(b).
“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).
“Company Employees” has the meaning set forth in Section 3.15(a).
“Company Intellectual Property” means the Intellectual Property owned by, used in or held for use in the conduct of the business of Company and/or any of its Subsidiaries (as now conducted or presently proposed to be conducted).
“Company Investment Securities” means the investment securities of the Company, Company Bank and their respective Subsidiaries.
“Company Leased Property” means any real property subject to a Lease.
“Company Loan” has the meaning set forth in Section 3.22(d).
“Company Loan Property” means any real property (including buildings or other structures) in which Company or any of its Subsidiaries holds a security interest or Lien in connection with a Loan.
“Company Material Contract” has the meaning set forth in Section 3.12(a).
“Company Meeting” has the meaning set forth in Section 5.04(a).

“Company Non-Voting Common Stock” means the non-voting common stock, no par value per share, of Company.
“Company OREO Property” means any assets of the Company or any of its Subsidiaries that has been classified as OREO, including, without limitation, such assets as identified on Section 3.22(c) of the Company Disclosure Schedule.
“Company Owned Property” means any real property owned by Company or a Company Subsidiary, except for OREO.
“Company Preferred Stock” has the meaning set forth in Section 3.03(a).
“Company Recommendation” has the meaning set forth in Section 5.04(b).
“Company Regulatory Agreement” has the meaning set forth in Section 3.13.
“Company Reports” has the meaning set forth in Section 3.07(d).
“Company Representatives” has the meaning set forth in Section 5.10(a).
“Company Stock” has the meaning set forth in Section 3.03(a).
“Company Stock Awards” has the meaning set forth in Section 2.03(a).
“Company Stock Plans” means all equity plans of Company or any Subsidiary, including the Company’s Employee Stock Ownership Plan and the Trinity Capital Corporation 2015 Long-Term Incentive Plan.
“Company Subsequent Determination” has the meaning set forth in Section 5.10(d).
“Company Trusts” means Trinity Capital Trust III, Trinity Capital Trust IV and Trinity Capital Trust V.
“Company Voting Common Stock” means the voting common stock, no par value per share, of Company.
“Continuing Employees” has the meaning set forth in Section 5.12(a).
“Contract” means any note, bond, mortgage, indenture, deed of trust, license, lease, sublease, agreement, contract, arrangement, commitment or understanding or obligation of any kind, whether written or oral.
“Controlled Group Members” has the meaning set forth in Section 3.15(c).
“Criticized Loans” has the meaning set forth in Section 3.22(b).
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction, in each case, relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
“Determination Date” means the fifth Trading Day immediately preceding the Closing Date (such fifth Trading Day to be determined by counting the Trading Day immediately preceding the Closing Date as the first Trading Day).
“DGCL” means the Delaware General Corporation Law, as amended.
“Dissenting Shareholder” has the meaning set forth in Section 2.06.
“Dissenting Shares” has the meaning set forth in Section 2.06.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“Effective Time” has the meaning set forth in Section 1.05(a).
“Environmental Consultant” has the meaning set forth in Section 5.17(a).
“Environmental Law” means any federal, state or local Law relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety with respect to exposure to Hazardous Substances, or natural resources, or (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance. The term Environmental Law includes, but is not limited to, the NMVRA and the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; (b) the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; (c) the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; (d) the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; (e) the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; and (g) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.
“Environmental Limit” has the meaning set forth in Section 5.17(d).
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 3.15(d).

“ESOP” means the Trinity Capital Corporation Employee Stock Ownership Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” means such exchange agent as may be designated by Parent as soon as reasonably practicable after the date hereof (which may be Parent’s transfer agent), and reasonably acceptable to Company, pursuant to an agreement in form and substance reasonably acceptable to Company (the “Exchange Agent Agreement”), to act as agent for purposes of conducting the exchange and payment procedures described in Article 2.
“Exchange Agent Agreement” has the meaning set forth in the definition of “Exchange Agent”.
“Exchange Fund” has the meaning set forth in Section 2.07(a).
“Exchange Ratio” has the meaning set forth in Section 2.01(c).
“Executive Employment Agreement” shall have the meaning set forth in the preamble to this Agreement.
“Expiration Date” has the meaning set forth in Section 7.01(g).
“Fair Housing Act” means the Fair Housing Act, as amended.
“FDIA” has the meaning set forth in Section 3.27.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFIEC” means the Federal Financial Institutions Examination Council.
“Final Index Price” means the average of the closing price of the Index for the five (5) Trading Days immediately preceding the Determination Date.
“Financial Statements” has the meaning set forth in Section 3.07(a).
“FRB” means the Board of Governors of the Federal Reserve System.’
“FRBank” means the Federal Reserve Bank of St. Louis.
“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice.
“GLB Act” means the Gramm-Leach-Bliley Act of 1999, as amended.
“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any Environmental Law or that is regulated or classified under any Environmental Law, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (not naturally occurring). Hazardous Substance does not include substances present within a consumer product in an amount and concentration ordinarily and customarily used or stored for the purposes of cleaning or maintenance.
“Historical Recognized Environmental Condition” has the meaning set forth in Section 5.17(b).
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“Indemnified Parties” has the meaning set forth in Section 5.11(a).
“Index” means the NASDAQ Bank Index.
“Informational Systems Conversion” has the meaning set forth in Section 5.15.
“Initial Index Price” means $3,633.69, which is the average of the closing price of the Index for the five (5) Trading Days immediately preceding the date of this Agreement.
“Initial VWAP” means $46.5794, which is the Average VWAP as of the Trading Day immediately preceding the date of this Agreement.
“Insurance Policies” has the meaning set forth in Section 3.32.
“Intellectual Property” means with regard to a Person all intellectual property of that Person including (a) all registered and unregistered trademarks, service marks, trade dress, trade names, designs, logos, slogans, corporate and fictitious names and rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof, and general intangibles of like nature, together with all goodwill, applications, registrations and renewals related to the foregoing; (b) all inventions, conceptions, ideas, processes, designs, improvements, and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and industrial designs, including any provisionals, non-provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, refilings, revisions, extensions and reexaminations thereof, statutory invention registrations, and U.S. or foreign counterparts of any patents or applications for any of the foregoing (collectively, “Patents”); (c) all works of authorship or mask works (both published and unpublished) whether or not protectable by copyright and all interest therein as copyright or other proprietor, whether or not registered with the United States Copyright Office or an equivalent office in any other country of the world, and all applications, registrations and renewals for any of the foregoing; (d) Software; (e) all confidential or proprietary technology or information, including research and development, trade secrets and other confidential information, know-how, proprietary processes, formulae, compositions, algorithms, models, methodologies, manufacturing and production processes and techniques, technical data, domain names, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business, marketing or other plans and proposals; (f) domain name registrations and active websites; and (g) social media accounts used or held for use
“IRS” means the United States Internal Revenue Service.
“IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.
“ITU” has the meaning set forth in Section 3.31(e).
“Knowledge” or “Known” means, with respect to Company and Company Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Section 3.01(a) of the Company Disclosure Schedule, and with respect to Parent or Parent Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Section 4.01(a) of the Parent Disclosure Schedule.
“Law” means any federal, state, local, municipal or foreign law, statute, constitution, ordinance, rule, regulation, policy, guideline, code, agency requirement, Order, license or permit of any Governmental Authority that is applicable to the referenced Person.
“Lease” and “Leases” have the meanings set forth in Section 3.30(b).
“Legal Proceeding” has the meaning set forth in Section 3.11(a).
“Letter of Transmittal” has the meaning set forth in Section 2.08(a).
“Licensed Business Intellectual Property” has the meaning set forth in Section 3.31(g).
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
“Liquidated Damages Payment” has the meaning set forth in Section 7.02(b).
“Loan” means any written or oral loan, loan agreement, note or borrowing arrangement or other extensions of credit (including, without limitation, leases, credit enhancements, commitments,

guarantees and interest-bearing assets) to which Company, Company Bank or any of their respective Subsidiaries is a party as obligee.
“Material Adverse Change” or “Material Adverse Effect” means with respect to any Person, any effect, circumstance, occurrence or change that is or would reasonably be expected to be material and adverse to the financial position, results of operations or business of such Person and its Subsidiaries, taken as a whole, or which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (c) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally, including, but not limited to, changes in levels of interest rates generally and any change in the value of deposits, borrowings or loan service rights associated therewith, (d) the effects of any action or omission taken by Company or any Company Subsidiary with the prior consent of Parent, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement; (e) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States and (g) natural disaster or other force majeure event; provided, further, that any effect, circumstance, occurrence or change referred to in clauses (a), (b), (c), (f) and (g) above shall be taken into account in determining whether a Material Adverse Change or Material Adverse Effect has occurred to the extent such effect, circumstance, occurrence or change has disproportionally affected Company and Company Subsidiaries or Parent and Parent Subsidiaries, as applicable, as compared to similarly situated participants in the banking industry.
“Maximum D&O Premium” has the meaning set forth in Section 5.11(b).
“Merger” has the meaning set forth in the preamble to this Agreement.
“Merger Consideration” has the meaning set forth in Section 2.01(c).
“NASDAQ” means The NASDAQ Global Select Market, or any tier within the NASDAQ Stock Market.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“NMBCA” means the Business Corporation Act of New Mexico, as amended.
“NMVRP” has the meaning set forth in Section 3.17(f).
“Notice of Superior Proposal” has the meaning set forth in Section 5.10(e).

“Notice Period” has the meaning set forth in Section 5.10(e).
“NPL” has the meaning set forth in Section 3.17(c).
“OCC” means the Office of the Comptroller of the Currency.
“Order” has the meaning set forth in Section 3.11(b).
“Ordinary Course of Business” means the ordinary course of business of Company and Company Subsidiaries (including Company Bank) or Parent and Parent Subsidiaries (including Parent Bank), as applicable, consistent with past practice, including with respect to frequency and amount in all material respects.
“OREO” has the meaning set forth in Section 3.22(c).
“Parent 2017 Form 10-K” has the meaning set forth in Section 4.04(c).
“Parent 401(a) Plan” has the meaning set forth in Section 4.15(b).
“Parent” has the meaning set forth in the preamble to this Agreement.
“Parent Bank” has the meaning set forth in the preamble to this Agreement.
“Parent Bank Shareholder Approval” has the meaning set forth in Section 5.25.
“Parent Benefit Plans” has the meaning set forth in Section 4.15.
“Parent Common Stock” means the common stock, $0.01 par value per share, of Parent.
“Parent Controlled Group Members” has the meaning set forth in Section 4.15(c).
“Parent Disclosure Schedule” has the meaning set forth in Section 4.01(a).
“Parent Employees” has the meaning set forth in Section 4.15(a).
“Parent Intellectual Property” means the Intellectual Property owned by, used in or held for use in the conduct of the business of Parent and/or any of its Subsidiaries (as now conducted or presently proposed to be conducted).
“Parent Investment Securities” means the investment securities of the Parent, Parent Bank and their respective Subsidiaries.
“Parent Leased Property” means any real property leased as of the date of this Agreement by Parent or its Subsidiaries.
“Parent Loan” has the meaning set forth in Section 4.21(a).
“Parent Material Contract” has the meaning set forth in Section 4.14(a).

“Parent Owned Property” means any real property owned as of the date of this Agreement by Parent or its Subsidiaries.
“Parent Regulatory Agreement” has the meaning set forth in Section 4.17.
“Parent Reports” has the meaning set forth in Section 4.05(a).
“Patents” has the meaning set forth in the definition of “Intellectual Property”.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permits” has the meaning set forth in Section 3.10(b).
“Permitted Liens” means (a) statutory Liens for amounts not yet due and payable or which are being contested in good faith; (b) easements, rights of way, restrictions, covenants and other similar encumbrances affecting title to real property which were disclosed by any title commitments, title insurance policies and/or surveys, site plans or maps delivered to the other party prior to the date hereof, and which do not, individually or in the aggregate, materially impair business operations at any such property as currently conducted; (c) recorded easements, rights of way, restrictions, covenants and other similar encumbrances that do not, individually or in the aggregate, materially impair business operations at such properties as currently conducted; (d) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable or which are being contested in good faith; and (e) Liens on Company Leased Property or Parent Leased Property (as applicable) placed on such property by the landlord or owner thereof.
“Per Share Cash Consideration” means the quotient obtained by dividing the Aggregate Cash Consideration by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
“Per Share Stock Consideration” has the meaning set forth in Section 2.01(c).
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature, including a Governmental Authority.
“Phase I ESA” has the meaning set forth in Section 5.01(b)(xxiii).
“Phase I Notice” has the meaning set forth in Section 5.17(b).
“Phase II ESA” has the meaning set forth in Section 5.17(b).
“Plan of Bank Merger” means a plan of bank merger in a form attached hereto as Exhibit B between Company Bank and Parent Bank in a form to be agreed upon by the parties pursuant to which Company Bank will be merged with and into Parent Bank in accordance with the provisions of and with the effect provided in the Bank & Trust Companies Code of Missouri and the regulations promulgated thereunder.

“Privacy Laws” means (a) all applicable Laws imposing obligations or restrictions upon Company or any Company Subsidiary or Parent or any Parent Subsidiary with respect to the collection, use, disclosure, protection or disposal of records containing non-public personal information, such as, without limitation, the GLB Act and the Right to Financial Privacy Act, and (b) all applicable Laws mandating response and/or notice following the loss, theft, or misuse of non-public personal information, and (c) all obligations which Company or any Company Subsidiary or Parent or any Parent Subsidiary undertook by way of Contract with respect to non-public personal information.

“Proxy Statement-Prospectus” means Company’s proxy statement, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.
“Recognized Environmental Condition” has the meaning set forth in Section 5.17(b).
“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the Proxy Statement-Prospectus, constituting a part thereof).
“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“Regulatory Approval” has the meaning set forth in Section 3.06.
“Remediation Estimate” has the meaning set forth in Section 5.17(c).
“Remediation Adjustment” has the meaning set forth in Section 5.17(d).
“Requisite Company Shareholder Approval” means the adoption of this Agreement by a vote of the minimum number of shares of Company Common Stock required pursuant to the NMBCA and Company’s articles of incorporation and bylaws to approve this Agreement and the Merger that are entitled to vote thereon at the Company Meeting.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“Schedule Supplement” has the meaning set forth in Section 5.09(c).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time, directly or indirectly, owned by such party. Any reference in this Agreement to a “Company Subsidiary” means, unless the context otherwise requires, Company Bank, any other Subsidiary of Company, and all Subsidiaries of Company Bank and such other Subsidiaries. Any reference in this Agreement to a “Parent Subsidiary” means, unless the context otherwise requires, Parent Bank, any other Subsidiary of Parent, and all Subsidiaries of Company Bank and such other Subsidiaries. No entity that is or was acquired as a result of foreclosure or similar proceedings or in respect of a debt previously contracted will be treated as a Subsidiary.
“Superior Proposal” shall mean any bona fide, unsolicited written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction that (a) Company Board determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that would be more favorable to the shareholders of the Company than the Merger (taking into account all factors relating to such proposed transaction deemed relevant by the Company Board, including without limitation the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto, the Termination Fee, and any adjustments to the terms and conditions of the Merger proposed by Parent in response to such Acquisition Proposal) and (b) is for 50% or more of the outstanding shares of Company Stock or all or substantially all of the assets of Company.
“Surviving Entity” has the meaning set forth in Section 1.01.
“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever imposed directly or indirectly by a Governmental Authority, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.
“Termination Fee” has the meaning set forth in Section 7.02(a).
“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.
“Total Non-Maturity Deposits” means the average daily balance of Company Bank non-maturity deposits for the month immediately preceding the month in which the Closing Date occurs. Total Non-Maturity Deposits shall consist of those deposits, and calculated as (a) total deposits (Schedule RC, Line 13.a.), less (b) states and political subdivisions (Schedule RC-E Line 3 for transaction and nontransaction accounts), less (c) time deposits (Schedule RC-E, Lines M.2.b., M.2.c., M.2.d.), less (d) total brokered deposits not included in time deposits (Schedule RC-E, Lines M.2.b., M.2.c., M.2.d.), less (e) deposits obtained through the use of deposit listing services that are not brokered deposits and not included in time deposits (Schedule RC-E, Lines M.2.b., M.2.c., M.2.d.), less (f) any deposits of commercial banks and other depository institutions in the U.S. that are not from deposit listing services, that are not brokered deposits and not included in time deposits (Schedule RC-E, Lines M.2.b., M.2.c., M.2.d.), and in the case of foregoing clauses (a), (b), (c), (d), (e) and (f), calculated in the same manner as shown on (i) Schedule RC, Line 13.a., (ii) Schedule RC-E Line 3, (iii) Schedule RC-E, Lines M.2.b., M.2.c., M.2.d., (iv) Schedule RC-E, Lines M.1.b., (v) Schedule RC-E, Line M.1.f., and (vi) Schedule RC-E, Line 4, respectively, of the Company Bank’s Call Report as filed with its primary banking regulator for the quarter ended September 30, 2018, and, in each case, subject to adjustment for any changes in the Call Report format. For comparative purposes, the Total Non-Maturity Deposits as of September 30, 2018 (without taking into account daily average balances for the month), as calculated in accordance with this definition, was $918,864,000.
“Trading Day” means a day on which the principal Trading Market is open for trading.
“Trading Market” means any of the following markets or exchanges on which the Parent Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the NASDAQ, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).
“Triggering VWAP” has the meaning set forth in Section 7.01(c).
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“Unaudited Financial Statements” has the meaning set forth in Section 3.07(a).
“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
“Voting Agreements” has the meaning set forth in the preamble.
ARTICLE 9.
MISCELLANEOUS
Section 9.01    Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.11 of this Agreement.
Section 9.02    Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the party benefited by the provision, provided, that such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, no amendment shall be made which by Law requires further approval by the shareholders of Parent or Company without obtaining such approval.
Section 9.03    Governing Law; Waiver of Right to Trial by Jury; Process Agent.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section 9.04    Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, Taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).
Section 9.05    Notices. All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Parent or Parent Bank:	With a copy (which shall not constitute notice) to:

Enterprise Financial Services Corp 150 North Meramec Clayton, MO 63105 Attn: General Counsel Email: legaltracking@enterprisebank.com	Holland & Knight, LLP Cira Center 2929 Arch Street, Suite 800 Philadelphia, PA 19104 Attn: Paul J. Jaskot Email: paul.jaskot@hklaw.com

If to Company or Company Bank:	With a copy (which shall not constitute notice) to:

Trinity Capital Corporation 1200 Trinity Drive Los Alamos, NM 87544 Attn: John S. Gulas Email: johnsg@lanb.com	Hunton Andrews Kurth LLP 1445 Ross Avenue, Suite 3700 Dallas, TX 75202 Attn: Peter G. Weinstock Beth A. Whitaker Email: pweinstock@HuntonAK.com bwhitaker@HuntonAK.com

Section 9.06    Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.11 and shareholders of Company with respect to Article 2 and this Section 9.06, Parent and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other applicable parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any Person or employees who might be affected by Section 5.12), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.07    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.08    Enforcement of the Agreement; Jurisdiction. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the State of Delaware, this being in addition to any other remedy to which they are entitled in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of any federal or state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
Section 9.09    Interpretation.
(a)    When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference and shall be disregarded in the interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties acknowledge and agree that if an unreasonable condition is imposed on a consent, such consent will be deemed to have been withheld.
(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c)    Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any rule or regulation promulgated thereunder and any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.
(d)    Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. When used in this Agreement, references to (i) “in respect of debt previously contracted” and similar phrases include actions taken in respect thereof such as foreclosure and similar proceedings and arrangements and (ii) “foreclosure” include other similar proceedings and arrangements including a deed in lieu.
Section 9.10    Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 9.11    Counterparts. This Agreement may be executed and delivered by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by electronic data file shall have the same effect as originals.
Section 9.12    Disclosure Schedules. The Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be a part of this Agreement and are fully incorporated into this Agreement by reference. Any reference in a particular section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be reference to, an exception to or modification of (or, as applicable, a disclosure for purposes of) (i) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding section or subsection of this Agreement and (ii) any other section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable (and accordingly any other representations, warranties or covenants of such party contained in the corresponding section or subsection of this Agreement), but only if the relevance of that reference as a modification of or exception to (or a disclosure for purposes of) such representations, warranties and covenants of the relevant party, whether or not an explicit cross-reference appears, if the applicability of such reference to the other section or subsection is reasonably apparent on the face of such disclosure. The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed to be an admission or evidence that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.
[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
ENTERPRISE FINANCIAL SERVICES CORP
By:     /s/ James B. Lally
James B. Lally, President and Chief Executive Officer

ENTERPRISE BANK & TRUST

By:     /s/ Scott Goodman
Scott Goodman, President

[Signature Page to Agreement and Plan of Merger]

TRINITY CAPITAL CORPORATION

By:     /s/ John S. Gulas
John S. Gulas, President and Chief Executive Officer

LOS ALAMOS NATIONAL BANK

By:     /s/ John S. Gulas
John S. Gulas, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Voting Agreement

See attached.

FORM OF VOTING AGREEMENT

VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”), dated as of November 1, 2018, is made and entered into between the undersigned shareholder (“Shareholder”) of Trinity Capital Corporation, a New Mexico corporation (the “Company”), and Enterprise Financial Services Corp, a Delaware corporation (“Parent”).
WHEREAS, concurrently with the execution of this Agreement, the Company and Parent will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Company with and into Parent;
WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Shareholder execute and deliver this Agreement; and
WHEREAS, in order to induce Parent and as additional consideration to Parent to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of voting common stock, no par value, of the Company (“Company Common Stock”) beneficially owned by Shareholder and set forth below Shareholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Company Common Stock acquired pursuant to Section 8 hereof, the “Shares”).
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Shareholder. Shareholder represents and warrants to Parent that:

(a)
(i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”) all of the Original Shares free and clear of all Liens, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)
Shareholder does not beneficially own any shares of Company Common Stock other than (i) the Original Shares and (ii) any restricted stock units or other rights to acquire any additional shares of Company Common Stock, or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, “RSUs”).

(c)	Shareholder has full legal capacity (and, if applicable, corporate, limited partnership or other organizational power and authority) to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except in each case as enforcement may be limited general principles of equity, whether applied in a court of law or court of equity, and by bankruptcy, insolvency and similar Laws affecting creditor’s rights and remedies generally.

(d)
None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder’s property or assets.

(e)
No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement or Shareholder’s performance of his, her or its obligations hereunder. No consent of Shareholder’s spouse is necessary under any “community property” or other Laws in order for Shareholder to enter into and perform his, her or its obligations under this Agreement.

3.
Agreement to Vote Shares. Except as expressly permitted under Section 5.10 of the Merger Agreement, Shareholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote (or execute a written consent or consents if shareholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of Shareholders of the Company):

(a)
in favor of the Merger, the Merger Agreement and any other matter necessary for the consummation of the transactions contemplated by Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of the Company at which such matters are considered, at every adjournment or postponement thereof or in any other circumstances upon which their vote or other approval is sought; and

(b)
against (i) any Superior Proposal or any action which is a component of any Superior Proposal, (ii) any Acquisition Proposal, (iii) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Shareholder under this Agreement, (iv) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the Company’s conditions under the Merger Agreement and (v) a change in any manner to the voting rights of any class of shares of the Company (including any amendments to the articles of incorporation or bylaws of the Company).

4.
Irrevocable Proxy. Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3. This proxy and power of attorney is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

5.
No Solicitation of Transactions. Except as otherwise contemplated or permitted by the Merger Agreement, and subject to Section 11 hereof, Shareholder will not, directly or indirectly (a) solicit, initiate or take any other action to facilitate or knowingly encourage any Acquisition Transaction, (b) maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information, with respect to any Acquisition Transaction or (c) agree or authorize any Person to do any of the foregoing.

6.
No Voting Trusts or Other Arrangement. Shareholder agrees that Shareholder will not, and will not permit any Person under Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent. Shareholder and Parent intend that this Agreement not constitute a voting trust within the meaning of Section 53-11-34 NMSA 1978.

7.
Transfer and Encumbrance. Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 7 shall be null and void. This Section 7 shall not prohibit a Transfer of the Shares by Shareholder to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement. Further, this Section 7 shall not prohibit a surrender of Shares to the Company in connection with the vesting or settlement of RSUs to satisfy any withholding for the payment of taxes incurred in connection with such vesting or settlement.

8.
Additional Shares. Shareholder agrees that all shares of Company Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement, including, without limitation, any Company Common Stock issued upon the exercise or conversion of any RSU, shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

9.
Waiver of Appraisal and Dissenters’ Rights. Shareholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Shareholder may have by virtue of ownership of the Shares.

10.
Termination. This Agreement shall terminate upon the earliest to occur of (a) the Effective Time; (b) the date on which the Merger Agreement is terminated in accordance with its terms; and (c) the date of any mutual modification, waiver or amendment of the Merger Agreement that adversely affects the consideration payable to Shareholders of the Company pursuant to the Merger Agreement as in effect as of the date hereof.

11.
Shareholder Capacity. Shareholder is entering this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shares, and not in his or her capacity as a director or officer, as applicable, of the Company or any of its subsidiaries. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director to the Company or its shareholders.

12.
No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and Parent shall not have any authority to direct Shareholder in the voting of the Shares, except as otherwise set forth herein.

13.
Specific Performance. Shareholder acknowledges that (a) irreparable damage would occur in the event that Shareholder fails to comply with any of its obligations contained in this Agreement, (b) every obligation of Shareholder herein is material, and (c) in the event of such failure, Parent will not have an adequate remedy at law or in damages. Accordingly, Shareholder agrees that Parent shall be entitled to seek an injunction to prevent a breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Parent is entitled at law or in equity. Shareholder agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with Parent seeking or obtaining such injunctive relief.

14.
Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and, together with the Merger Agreement, contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

15.
Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15):
If to Parent:
Enterprise Financial Services Corp
150 North Meramec
Clayton, MO 63105
Attn: General Counsel
Email: legaltracking@enterprisebank.com

With a copy to:
Holland & Knight, LLP
Cira Center
2929 Arch Street, Suite 800
Philadelphia, PA 19104
Attn: Paul J. Jaskot, Esq.
Email: paul.jaskot@hklaw.com

If to Shareholder, to the address or facsimile number set forth for Shareholder on the signature page hereof.

16.	Miscellaneous.

(a)
This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)
Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 15 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 16(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(c)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(c).

(d)
If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e)
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by electronic data file shall have the same effect as originals.

(f)	Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)	All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)
The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by the Company and Parent, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i)
Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any assignment contrary to the provisions of this Section 16(i) shall be null and void.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.

ENTERPRISE FINANCIAL SERVICES CORP:

By
Name:
Title:

SHAREHOLDER:

NAME:

By
Name:
Title:

Beneficially owned by Shareholder as of the date of this Agreement
Number of Shares: ________________________
Number of RSUs:_______________________

Shareholder’s Address: _____________________
________________________________________
City/State/Zip Code: _______________________
Fax: ____________________________________

[Signature Page to Voting Agreement]

Exhibit B

Plan of Bank Merger

See attached.

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (“Plan of Bank Merger”) dated [●], 2018, is by and between ENTERPRISE BANK & TRUST, a Missouri state-chartered trust company with banking powers (“Parent Bank”), and LOS ALAMOS NATIONAL BANK, a national banking association (“Company Bank”).
BACKGROUND
1.Enterprise Bank & Trust is a wholly-owned subsidiary of Enterprise Financial Services Corp, a Delaware corporation (“Parent”).
2.Los Alamos National Bank is a wholly-owned subsidiary of Trinity Capital Corporation, a New Mexico corporation (“Company”).
3.Parent, Parent Bank, Company and Company Bank have entered into that certain Agreement and Plan of Merger dated November 1, 2018 (the “Holding Company Merger Agreement”) providing for the merger of Company with and into Parent, with Parent surviving such merger (the “Holding Company Merger”). Upon closing of the Holding Company Merger, Parent Bank and Company Bank will each be direct wholly-owned subsidiaries of Parent.
4.In accordance with Section 1.04 of the Holding Company Merger Agreement, Parent and Company intend to merge Company Bank with and into Parent Bank, with Parent Bank surviving the merger, immediately following or as promptly as practicable following the effectiveness of the Holding Company Merger.
5.Capitalized terms used in this Plan of Bank Merger that are not otherwise defined herein shall have the meanings given them in the Holding Company Merger Agreement.
In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America and the State of Missouri, Parent Bank and Company Bank, intending to be legally bound hereby, agree:

ARTICLE 10.
MERGER
Subject to the terms and conditions of this Plan of Bank Merger, and in accordance with the applicable laws and regulations of the United States of America and the State of Missouri, on the Effective Time (as that term is defined in Article VI hereof):

(a)	Company Bank shall merge with and into Parent Bank, under the articles of association of Parent Bank;

(b)	the separate existence of Company Bank shall cease; and

(c)	Parent Bank shall be the surviving bank.
Such transaction is referred to herein as the “Bank Merger,” and Parent Bank, as the surviving bank in the Bank Merger, is referred to herein as the “Surviving Bank.”

ARTICLE 11.
NAME AND BUSINESS OF ASSOCIATION
The name of the Surviving Bank shall be “Enterprise Bank & Trust.” The business of the Surviving Bank shall be that of a state-chartered trust company with banking powers. This business shall be conducted by the Surviving Bank at its main office which shall be located at 150 North Meramec Avenue, Clayton, MO 63105, and its legally established branches and other facilities.

ARTICLE 12.
ARTICLES OF ASSOCIATION AND BYLAWS
Section 12.01    Articles of Association.
On and after the Effective Time, the articles of association of Parent Bank, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of association of the Surviving Bank, until amended in accordance with applicable law, such articles of association, and the Surviving Bank’s bylaws.
Section 12.02    Bylaws.
On and after the Effective Time, the bylaws of Parent Bank, as in effect immediately prior to the Effective Time, shall automatically be and remain the bylaws of the Surviving Bank, until amended in accordance with applicable law, the Surviving Bank’s articles of association and such bylaws.

ARTICLE 13.
BOARD OF DIRECTORS AND OFFICERS
Section 13.01    Board of Directors.
(a)Subject to Section 4.1(b) below, immediately following the Effective Time, the directors of Parent Bank duly elected and holding office immediately prior to the Effective Time shall serve as directors of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law and the articles of association and bylaws of the Surviving Bank.

(b)Subject to compliance with applicable Law, prior to the Effective Time, Parent Bank shall use its reasonable best efforts to take all necessary corporate or other action so that upon and after the Effective Time, at the election of Parent Bank, either (i) the size of the board of directors of Parent Bank (the “Board of Parent Bank”) is increased by one member or (ii) one of the then incumbent directors resigns from the Board of Parent Bank, and one member of the Board of Company who is independent with respect to Parent Bank, selected by mutual agreement of Company and Parent Bank (the “Company Director”), is elected or appointed to the Board of Parent Bank to fill the vacancy on the Board of Parent Bank created by such increase or resignation, as applicable. Parent, as the sole shareholder of Parent Bank, shall take all necessary action to nominate the Company Director for election to the Board of Parent Bank at the first annual meeting of the shareholder of Parent Bank following the Closing.
Section 13.02    Officers.
On and after the Effective Time, the officers of Parent Bank, duly elected and holding office immediately prior to the Effective Time, together with such officers as may be appointed from time to time, including former officers of Company Bank who have been offered and who have accepted positions of employment with Parent Bank, shall be the officers of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the Surviving Bank’s articles of association and the Surviving Bank’s bylaws.

ARTICLE 14.
CONVERSION OF SHARES
Section 14.01    Parent Bank Capital Stock.
Each share of Parent Bank capital stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as a share of identical capital stock of the Surviving Bank.
Section 14.02    Company Bank Capital Stock.
Each share of Company Bank capital stock issued and outstanding immediately prior to the Effective Time shall, on the Effective Time, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.
ARTICLE 15.

EFFECTIVE TIME AND DATE OF THE MERGER
The Bank Merger shall be effective at the time and on the date specified in the articles of merger filed with the Missouri Division of Finance (the “Effective Time”).

ARTICLE 16
EFFECT OF THE MERGER
At the Effective Time: the separate existence of Company Bank shall cease; and all of the property (real, personal and mixed), rights, powers, duties and obligations of Parent Bank and Company Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

ARTICLE 17.
AMENDMENT
This Plan of Bank Merger may be amended at any time prior to consummation of the Bank Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

ARTICLE 18.
CONDITIONS PRECEDENT
The obligations of Company Bank and Parent Bank hereunder shall be subject to (i) satisfaction at or prior to the Closing Date of each of the conditions set forth in Sections 6.01 and 6.02, respectively, of the Holding Company Merger Agreement, unless waived by such party as provided in Section 9.02 of the Holding Company Merger Agreement, (ii) the approval of the Plan of Bank Merger by Parent and Company each in their capacity as sole shareholder of Parent Bank and Company Bank, respectively, and (iii) closing of the Holding Company Merger provided for in the Holding Company Merger Agreement.

ARTICLE 19.
MISCELLANEOUS
Section 19.01    Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Bank Merger.
Section 19.02    Notices. Any notice or other communication required or permitted under this Plan of Bank Merger shall be given, and shall be effective, in accordance with the provisions of Section 9.05 of the Holding Company Merger Agreement.

Section 19.03    Termination. The Plan of Bank Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Holding Company Merger Agreement in accordance with Section 7.01 thereof; provided, however, that any such termination of this Plan of Bank Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.
Section 19.04    Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Company Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (ii) otherwise carry out the purposes of this Plan of Bank Merger, Company Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Plan of Bank Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of Company or otherwise to take any and all such action.
Section 19.05    Captions. The headings of the several Articles herein are intended for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Bank Merger.
Section 19.06    Counterparts. For the convenience of the parties hereto, this Plan of Bank Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.
Section 19.07    Governing Law. This Plan of Bank Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling federal law, in accordance with the laws of the State of Missouri.
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IN WITNESS WHEREOF, Parent Bank and Company Bank have caused this Plan of Bank Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

LOS ALAMOS NATIONAL BANK By: _________________________________ Name: John S. Gulas Title: President and Chief Executive Officer

ENTERPRISE BANK & TRUST By: _________________________________ Name: Scott Goodman Title: President

[Signature Page to Plan of Bank Merger]